Exhibit 10.3

LOAN AND SECURITY AGREEMENT

Dated as of March 4, 2005

Between

FIRST STATES INVESTORS 5200, LLC

as Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.

Collectively as Lender

i

SCHEDULES

SCHEDULE I	REQUIRED TENANT ESTOPPEL CERTIFICATES
SCHEDULE II	PROPERTY, ALLOCATED LOAN AMOUNTS AND VACANT B SPACE
SCHEDULE III	LITIGATION SCHEDULE
SCHEDULE IV	REA SCHEDULE
SCHEDULE V	REQUIRED DEFERRED MAINTENANCE
SCHEDULE VI	GROUND LEASES
SCHEDULE VII	BORROWER ORGANIZATIONAL STRUCTURE
SCHEDULE VIII	O&M PROGRAMS
SCHEDULE IX	REQUIRED ENVIRONMENTAL REMEDIATION
SCHEDULE X	RENT ROLL
SCHEDULE XI	EXCEPTIONS TO GROUND LEASE REPRESENTATIONS AND WARRANTIES
SCHEDULE XII	ADDITIONAL LEASE SCHEDULE
SCHEDULE XIII	WAREHOUSE FINANCING DOCUMENTS AND NON-FINANCED PROPERTY ACQUISITION AND CONVEYANCE DOCUMENTS
SCHEDULE XIV	SAMPLE MONTHLY REPORT, QUARTERLY REPORT AND ANNUAL REPORT

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of March 4, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this Agreement), between FIRST STATES INVESTORS 5200, LLC, a Delaware limited liability company (Borrower), having an office at c/o First States Group, L.P., 1725 The Fairway, Jenkintown, Pennsylvania 19046, GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (GACC), having an address at 60 Wall Street, 10th Floor, New York, New York 10005 and BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation (BSCMI), having an office at 383 Madison Avenue, New York, New York 10179 (GACC and BSCMI together with their respective successors and assigns, collectively, Lender).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

Account Collateral shall mean the Lockbox Account, the Cash Management Account and the Reserve Funds, collectively.

Additional Non-Consolidation Opinion shall have the meaning set forth in Section 4.1.29(b).

Affected Property shall have the meaning set forth in Section 14.2(b) hereof.

Affiliate shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person. An Affiliate of a Person includes, without limitation, (i) any record or beneficial owner of more than 10% of any class of ownership interests of such Person and (ii) any Affiliate of the foregoing. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

Agreement shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Allocated Loan Amount shall mean with respect to each Individual Property, the designated allocated portion of the Loan applicable to such Individual Property that is set forth on Schedule II attached hereto. Schedule II attached hereto as of the Closing Date sets forth the Allocated Loan Amounts, assuming the maximum Principal Amount of the Loan is advanced in connection with the second disbursement. At any time on or prior to April 4, 2005, the Lender shall have the unilateral right to adjust the Allocated Loan Amounts based on the Principal Amount of the Loan as of such date, provided that the sum of the Allocated Loan Amount of each Individual Property as of such date shall equal the then current Principal Amount of the Loan. The Lender shall deliver to the Borrower in writing an updated Schedule II in connection with such adjustment.

ALTA shall mean American Land Title Association, or any successor thereto.

Alteration shall have the meaning set forth in Section 10.2.

Amortized Release Amount shall mean, for any Individual Property, the original Allocated Loan Amount for such Individual Property, reduced in accordance with this definition. For the purpose of calculating the Amortized Release Amount of an Individual Property, (A) prepayments of the Loan described in Sections 2.3.1(b) and any Defeasance of the Loan pursuant to Section 9.1 shall be deemed to reduce the Amortized Release Amount of any Individual Property being released to zero, (B) an amount equal to the excess of (x) the Principal Amount prepaid or the Principal Amount defeased in connection with such release over (y) the Allocated Loan Amount of such Individual Property being released shall be deemed to reduce the Amortized Release Amounts of all other Individual Properties subject to the Liens of the Security Instrument at the time of such prepayment or defeasance pro rata and (C) the pro rata portion of scheduled principal amortization payments on the Loan shall be deemed to reduce the Amortized Release Amount of each Individual Property subject to the Lien of the Security Instrument at the time of such amortization payment.

Annual Budget shall mean the operating budget for the Property prepared by or for Borrower setting forth, in reasonable detail, anticipated results of operations of the Property for the applicable Fiscal Year, including revenues from all sources, all anticipated Operating Expenses, Management Fees and Capital Expenditures.

Approved Annual Budget shall have the meaning set forth in Section 11.2.5 hereof.

Approved Bank shall mean a bank which has either (i) long-term unsecured debt obligations rated at least “AA-” by S&P and Fitch and “Aa2” by Moody’s or (ii) long-term unsecured debt obligations rated at least “A” or “A+” by S&P and Fitch and “A1” by Moody’s and short-term unsecured debt obligations or commercial paper rated at least “A-1” by S&P, “P1” by Moody’s and “F-1” by Fitch.

Assignment and Acceptance shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in the form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

Assignment of Leases shall mean those certain first priority Assignment of Leases, Rents and Security Deposits, dated as of the date hereof, from Borrower, as assignor, to MERS, as nominee of Lender, as assignee, assigning to MERS, as nominee of Lender all of Borrower’s interest in and to the Leases, Rents and security deposits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Assignment of Management Agreement shall mean that certain Manager’s Consent and Subordination of Management Agreement, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

Bankruptcy Code shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

BofA Lease shall mean that certain Master Lease Agreement, dated as of October 1, 2004, between Borrower and Bank of America, N.A., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

BofA Reserve Fund shall have the meaning set forth in Section 16.7.1.

Borrower has the meaning set forth in the first paragraph of this Agreement.

Borrower’s Account shall mean Borrower’s account number 2000013368494 at Wachovia Bank (ABA #: 031201467), or such other account as Borrower may designate in writing to the Lender.

Breakage Costs shall mean with respect to any prepayment of the Loan, the sum of (i) all interest that accrues through the end of the Interest Period related to the Unscheduled Payment Date next following the date of such prepayment (or, if such prepayment occurs on an Unscheduled Payment Date, all interest that accrues through the end of the Interest Period related to such Unscheduled Payment Date) plus (ii) with respect to any interest rate lock agreement entered into by a Lender with the Borrower or an Affiliate of the Borrower, the applicable breakage costs associated with any hedging transaction entered into by the Lender pursuant to such agreement to the extent that the Principal Amount following such prepayment is less than the hedged principal amount.

Building Equipment shall have the meaning set forth in the Security Instrument.

Business Day shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York or in the state in which Servicer is located are not open for business.

Capital Expenditures shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property and is not reasonably expected by Borrower to be a regularly recurring operating expense of the Property.

Cash shall mean the legal tender of the United States of America.

Cash and Cash Equivalents shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

Cash Management Account shall have the meaning set forth in Section 3.1.2(a) hereof.

Cash Management Agreement shall mean that certain Account and Control Agreement, dated as of the date hereof, by and among Borrower, Cash Management Bank, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Cash Management Bank shall mean PNC Bank, National Association or any other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.

Casualty Amount shall mean, with respect to any casualty that affects an Individual Property, the greater of (i) five percent (5%) of the Allocated Loan Amount of the affected Individual Property and (ii) $500,000 with respect to such affected Individual Property and, with respect to any single casualty or series of related casualties that affects multiple Individual Properties, $5,000,000 in the aggregate.

Closing Date shall mean the date of this Agreement set forth in the first paragraph hereof.

Closing Date DSCR shall mean a DSCR of 1.16 to 1.0.

Code shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Control shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and/or (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

Cure Event shall mean the curing of a Lockbox Event by the Borrower which cure may occur solely and strictly in accordance with clauses (1) – (4) below:

(1) if the Lockbox Event is the occurrence of an Event of Default (as described in clause (a) of the definition of Lockbox Event), then the Borrower may cure the Lockbox Event by curing the Event of Default in a manner which is accepted by the Lender (except notwithstanding the foregoing, no cure of a Lockbox Event which is an Event of Default shall be permitted hereunder if the Lender has accelerated the Maturity Date of the Loan, moved for the appointment of a receiver or commenced a foreclosure proceeding with respect to the Property);

(2) if the Lockbox Event is an insolvency of the Manager (as described in clause (b) of the definition of Lockbox Event), then the Borrower may cure by appointing a Qualified Manager pursuant to a management agreement acceptable to the Lender by not later than sixty (60) days after the occurrence of such insolvency;

(3) if the Lockbox Event is that the credit rating of Bank of America, N.A. by any of S&P, Fitch or Moody’s falls below “BBB” (or the equivalent), then such Lockbox Event shall be cured when such credit rating increases to “BBB” (or the equivalent); and

(4) if the Lockbox Event is the ratio of Underwritten Net Cash Flow to debt service on the Loan falling below the required level (as described in clause (d) of the definition of Lockbox Event), then the Borrower may

(i) cure such Lockbox Event on an immediate basis by posting with the Lender Cash or a Letter of Credit in an amount that if applied to repay the Loan would, based on the hypothetical reduced Principal Amount, cause the ratio of (x) Underwritten Net Cash Flow of the Property subject to the Liens of the Security Instrument on the date of such cure for the preceding six (6) months annualized to (y) the product of twelve (12) and either (a) during the period from the Closing Date through June 14, 2005, the interest payment due and payable on the next Payment Date or (b) commencing on June 15, 2005 and thereafter, the current Monthly Debt Service Payment Amount to equal 1.15x as determined by Lender or

(ii) cure such Lockbox Event over time by achieving a ratio of (x) Underwritten Net Cash Flow of the Property on the date of such cure for the applicable preceding six (6) months annualized to (y) the product of twelve (12) and either (a) during the period from the Closing Date through June 14, 2005, the interest payment due and payable on the next Payment Date or (b) commencing on June 15, 2005 and thereafter, the current Monthly Debt Service Payment Amount equal to 1.15x as determined by the Lender.

Cut-Off Date shall have the meaning set forth in Section 6.2.3.

DBS/BSI shall have the meaning set forth in Section 14.5.2(a)(ii).

DBS/BSI Group shall have the meaning set forth in Section 14.5.2(a)(ii).

Debt shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

Debt Service shall mean, with respect to any particular period of time, scheduled interest and principal amortization payments due under the Note.

Debt Service Reserve Fund shall have the meaning provided in Section 16.8.1.

Default shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.

Defeasance shall have the meaning provided in Section 9.1.

Defeasance Collateral shall mean Defeasance Eligible Investments pledged to Lender as collateral pursuant to Section 9.1 (including, without limitation, all amounts then on deposit in the Defeasance Collateral Account).

Defeasance Collateral Account shall have the meaning provided in Section 9.1.

Defeasance Collateral Requirement shall mean with respect to

(i) the Defeasance of the Liens of the Security Instrument for all of the Individual Properties that have not been subject to prior Property Releases, Defeasance Collateral in an amount sufficient to generate cash payments sufficient to pay all principal indebtedness outstanding as of the date of Defeasance under the Note as it becomes due and sufficient to pay scheduled interest payments on the Loan, as the same become due, through the Maturity Date or

(ii) a Defeasance of the Lien of the Security Instrument for an Individual Property which is a Release Property, Defeasance Collateral in an amount, calculated based upon the Allocated Loan Amount of such Individual Property, sufficient to generate cash payments sufficient to pay the Defeasance Collateral Requirement Percentage of each of (I) the product of (a) the quotient expressed as a percentage of the Allocated Loan Amount of such Individual Property divided by the then outstanding Principal Amount of the Loan multiplied by (b) each Monthly Debt Service Payment Amount due on each successive scheduled Payment Date thereafter under this Agreement and (II) the product of (a) the quotient expressed as a percentage of the Allocated Loan Amount of such Individual Property divided by the then outstanding Principal Amount of the Loan multiplied by (b) the payment due on the Maturity Date pursuant to Section 2.2.2(d) of this Agreement, in each case as each interest and principal payment is required to be made under this Agreement.

Defeasance Collateral Requirement Percentage means the fraction expressed as a percentage the numerator of which is the Release Price for such Individual Property and the denominator of which is the Allocated Loan Amount of such Individual Property.

Defeasance Eligible Investments shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, the ownership of which will not cause Lender to be an “investment company” under the Investment Company Act of 1940, as amended, as evidenced by an Opinion of Counsel reasonably acceptable to Lender, and which qualify under §1.860G-2(a)(8) of the Treasury regulations. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon on or prior to the Business Day preceding the date principal and interest payments are scheduled to be paid under the Note.

Defeasance Lockout Period shall mean the period commencing on the date hereof and expiring on the earlier date to occur of (a) two years after (i) the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of a REMIC, that holds the Notes and the Security Instruments or (ii) if the Notes are severed and such severed portions are included in REMICs that do not have the same “startup day,” the “startup day” of the REMIC in which the last of such severed portions is included, or (b) three (3) years after the first day of the Interest Period during which the Loan begins to accrue interest at the fixed Interest Rate referred to in clause (3) of the definition of “Interest Rate”, whichever shall first occur.

Defeasance Note shall have the meaning provided in Section 9.1.

Defeasance Security Agreement shall have the meaning provided in Section 9.1.

Deficiency shall have the meaning set forth in Section 6.2.4(b).

Disclosure Documents shall have the meaning set forth in Section 14.5.1.

DSCR shall mean a ratio, as reasonably determined by Lender for the applicable period, in which:

(a) the numerator is the Underwritten Net Cash Flow for the Property subject to the Liens of the Security Instrument, for the most recent twelve (12) month period immediately prior to the applicable calculation date for which the Borrower has delivered financial statements to the Lender pursuant to this Agreement (or in the event the Borrower has not yet delivered financial statements for a twelve (12) month period, such shorter period for which Borrower has delivered financial statements to the Lender pursuant to this Agreement annualized); and

(b) the denominator is the product of (a) the DSCR Constant multiplied by (b) an amount equal to the outstanding Principal Amount plus any undrawn principal amount minus the aggregate remaining balance of the Defeasance Notes, if any, as of such calculation date.

DSCR Constant shall mean (1) with respect to the calculation of the DSCR on the Closing Date and at any time thereafter up to June 13, 2005, 7.26% and (2) as of any date of determination on or after June 13, 2005, a rate equal to (x) the quotient of the Monthly Debt Service Payment Amount for the Payment Date following such date of determination divided by the Principal Amount of the Loan on such Payment Date multiplied by (y) twelve (12).

Eligible Account shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b), having in either case corporate trust powers and a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument or any other physical indicia of ownership. Following a downgrade, withdrawal, qualification or suspension of such institution’s rating, each account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

Eligible Institution shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

Embargoed Person shall have the meaning set forth in Section 5.1.22.

Environmental Certificate shall have the meaning set forth in Section 12.2.1.

Environmental Claim shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.

Environmental Event shall have the meaning set forth in Section 12.2.1.

Environmental Indemnity shall mean the Environmental Indemnity, dated as of the date hereof, made by First States Group, L.P. in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

Environmental Law shall have the meaning provided in the Environmental Indemnity.

Environmental Reports shall have the meaning set forth in Section 12.1.

Environmental Remediation shall have the meaning set forth in Section 16.2.1.

Environmental Remediation Reserve Fund shall have the meaning set forth in Section 16.2.1.

ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

Event of Default shall have the meaning set forth in Section 17.1(a).

Excess Cash Flow shall have the meaning set forth in Section 3.1.2(b)(viii).

Exchange Act shall have the meaning set forth in Section 14.5.1.

Excluded Special Taxes shall have the meaning set forth in Section 2.4.2 hereof.

Exculpated Parties shall have the meaning set forth in Section 18.1.1.

Excusable Delay shall mean a delay solely due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

Fee Owners shall mean the lessors under the Ground Leases.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such 12-month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loan.

Fitch shall mean Fitch Ratings Inc.

GAAP shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.

Governmental Authority shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Ground Lease shall mean the ground lease identified on Schedule VI attached hereto.

Ground Lessor shall mean the respective lessor under each of the Ground Leases.

Ground Rent shall mean any and all payments required of Borrower under the Ground Leases, including base rent, fixed rent, additional rent and any other payments, sums or charges payable or required to be paid, whether to the Ground Lessor or to a third party, under the Ground Lease.

Guarantor shall mean First States Group, L.P., a Delaware limited partnership.

Hazardous Materials shall have the meaning provided in the Environmental Indemnity.

HVAC shall have the meaning set forth in Section 10.2.

Impositions shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any third party manager of the Property, including any Manager, or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, franchise, income or net revenue tax.

Improvements shall have the meaning set forth in the Security Instrument.

Increased Costs shall have the meaning set forth in Section 2.4.1.

Indebtedness shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or the other Loan Documents.

Indemnified Parties shall have the meaning set forth in Section 19.12(b).

Indemnity Guaranty shall mean that certain Guaranty and Indemnity, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Independent shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

Independent Accountant shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.

Independent Architect shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Lender.

Independent Director, Independent Manager, or Independent Member shall mean a natural person who is not and will not be while serving and has never been (i) a member (other than an Independent Member), manager (other than an Independent Manager), director (other than an Independent Director), employee, attorney, or counsel of Borrower or its Affiliates, (ii) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above, or (v) a person Controlling or under the common Control of anyone listed in (i) through (iv) above. A natural person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a

Single Purpose Entity affiliated with Borrower, if such Single Purpose Entity does not own a direct or indirect equity interest in Borrower and if such individual is provided by a nationally recognized company that provides professional independent directors.

Individual Parcel shall have the meaning set forth in the Security Instrument.

Individual Property shall have the meaning set forth in the Security Instrument. As used herein, the term “Individual Property” shall include any Substitute Property which is added to the Property pursuant to and in accordance with Section 2.6 of this Agreement and shall exclude any Substituted Property which is removed from the Property pursuant to and in accordance with Section 2.6 of this Agreement.

Insurance Escrow Fund shall have the meaning set forth in Section 16.3.2 hereof.

Insurance Premiums shall mean the premiums due under the insurance policies provided for in Section 6.1 of this Agreement.

Insurance Requirements shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions; provided, that any such regulation or standard which, if not followed, is reasonably likely to result in an invalidation of any such insurance policy required pursuant to this Agreement shall be deemed a material regulation or standard for all purposes hereunder.

Intangible shall have the meaning set forth in the Security Instrument.

Interest Determination Date shall mean, with respect to each Interest Period during which the Loan accrues interest at the floating Interest Rate, the first day of the Interest Period for which the applicable Interest Rate is being determined.

Interest Period shall mean, with respect to each Payment Date or Unscheduled Payment Date or the Maturity Date, the period commencing on and including the fifteenth (15th) calendar day of the calendar month preceding the month in which such Payment Date or Unscheduled Payment Date or the Maturity Date occurs and ending on (and including) the fourteenth (14th) calendar day of the calendar month in which such Payment Date or Unscheduled Payment Date or the Maturity Date occurs, in each case without adjustment for any Business Day convention; provided that the first interest period shall commence on the date hereof and end on March 14, 2005 and the final interest period relating to the Maturity Date shall commence on August 15, 2019 and end on September 14, 2019.

Interest Rate shall mean (i) for the period commencing on the date hereof and ending on June 14, 2005, the LIBOR Rate applicable with respect to each Interest Period plus two (2) basis points (0.02%); and (ii) commencing on and after June 15, 2005, a rate of 5.9634% per annum; provided that, with respect to any principal advanced in a second disbursement in accordance with Section 2.1.2, the Interest Rate relating to such amount shall, from the date of such second disbursement through and including the fourteenth (14th) calendar day of the calendar month in which the next succeeding Payment Date occurs, be calculated as if the related Interest Period commenced on the date of such second disbursement.

Borrower acknowledges that the Interest Rate includes the standard monthly servicing fee of the Servicer equal to two (2) basis points (0.02%) per annum of the aggregate Principal Amount outstanding.

LC Expiration Date shall have the meaning set forth in the definition of “Letter of Credit”.

Land shall have the meaning set forth in the Security Instrument.

Late Payment Charge shall have the meaning set forth in Section 2.2.3.

Lease shall mean any lease (other than the Ground Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by the Borrower a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

Leasehold Estates shall have the meaning set forth in the Security Instrument.

Lease Modification shall have the meaning set forth in Section 8.8.1.

Legal Requirements shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

Lender shall have the meaning set forth in the first paragraph of this Agreement.

Lender’s Consultant shall mean EMG Corp. or such other environmental and engineering consulting firm selected by Lender having experience (i) conducting environmental and engineering assessments for properties similar to the Property and (ii) preparing and supervising remediation plans for properties similar to the Property.

Letter of Credit shall mean an irrevocable, unconditional, transferable, clean, stand-by sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the LC Expiration Date)), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit. Any such Letter of Credit shall not provide for any reimbursement obligation on the part of the Borrower or require the payment of any fees in connection with a transfer of the Letter of Credit by Lender and shall expressly provide that partial draws are permitted and it is freely transferable to any successor or assignee of the holder of the Loan without cost. The holder of the Loan shall be entitled to draw on a Letter of Credit immediately and without further notice upon the occurrence and during the continuance of any Event of Default under the Loan Documents.

Letter of Credit Provider means any Approved Bank that issues a Letter of Credit hereunder.

Liabilities shall have the meaning set forth in Section 14.5.2(a)(ii).

LIBOR shall mean, with respect to each Interest Period for which interest accrues at a floating interest rate, the rate determined by Lender to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Interest Period, which appears on the Telerate Access Service Page 3750 (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Interest Period’s Interest Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Telerate Access Service Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Lender from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Interest Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Interest Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Lender with such quotations, the rate per annum which Lender determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Lender are quoting at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Interest Period in amounts of not less than U.S. $1,000,000.00. Lender’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

LIBOR Rate shall mean, with respect to each Interest Period through June 14, 2005, an interest rate per annum equal to the greater of (i) LIBOR and (ii) two hundred basis points (2.00%).

License shall have the meaning set forth in Section 4.1.23.

Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, collateral assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquidated Damages Amount shall mean the greater of (A) one percent of the Principal Amount being repaid during the period from the date hereof through the day prior to the Prepayment Lockout Release Date (other than repayments the source of which is Proceeds (unless an Event of Default has occurred and is continuing) or in connection with a Property Release permitted hereunder) and (B) the Yield Maintenance Premium.

Loan shall mean the loan in the maximum amount of $304,000,000.00 made by Lender to Borrower pursuant to this Agreement.

Loan Documents shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Recourse Guaranty, the Indemnity Guaranty, the Cash Management Agreement and all other documents executed and/or delivered by Borrower in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower, any Affiliate of Borrower, the Manager, or any Affiliate of the Manager.

Loan to Value Percentage shall mean, in connection with a Property Release, the product, expressed as a percentage, of (a) 0.70 multiplied by (b) a fraction, the numerator of which is the sum of the then current Amortized Release Amounts of all Properties subject to the Liens of the Security Instrument after giving effect to such Property Release and the denominator of which is the sum of the Allocated Loan Amounts of all Properties subject to the Liens of the Security Instrument after giving effect to such Property Release.

Loan to Value Test shall mean the test that shall be satisfied in connection with a Property Release if after giving effect to such Property Release, an amount equal to the outstanding Principal Amount minus the aggregate principal amounts of the Defeasance Notes, if any, is not greater than the applicable Loan to Value Percentage of the fair market value of the Properties subject to the Liens of the Security Instruments set forth in an appraisal acceptable to Lender.

Lockbox Account shall have the meaning set forth in Section 3.1.1 hereof.

Lockbox Bank shall mean PNC Bank, National Association, or any successor or permitted assigns thereof.

Lockbox Event shall mean the event that shall be deemed to have occurred and be continuing if at any time any of the following events shall have occurred and shall not have been cured as permitted under the definition of Cure Event:

(a) an Event of Default shall have occurred; or

(b) if Manager shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Manager or if Manager shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Manager, or if any proceeding for the dissolution or liquidation of Manager shall be instituted; or

(c) the credit rating of Bank of America, N.A. by any of S&P, Fitch or Moody’s falls below “BBB” (or the equivalent); or

(d) the ratio of (i) Underwritten Net Cash Flow of the Properties subject to the Liens of the Security Instruments for the preceding six (6) months annualized to (ii) the product of twelve (12) and either (1) during the period from the Closing Date through June 14, 2005, the interest payment due and payable on the next Payment Date or (2) commencing on June 15, 2005 and thereafter, the current Monthly Debt Service Payment Amount falls below 1.10x as determined by Lender.

London Business Day shall mean any day other than (i) Saturday, (ii) Sunday or (iii) any other day in which commercial banks in London, England are not open for business.

Management Agreement shall mean the management agreement, dated as of October 1, 2004, pursuant to which the Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Management Fee shall mean an amount equal to the property management fee payable to the Manager pursuant to the terms of the Management Agreement.

Manager shall mean First States Management Corp, LLC, a Delaware limited liability company or any Qualified Manager appointed pursuant to and in accordance with the terms of this Agreement.

Material Adverse Effect shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property taken as a whole, (iii) the business, profits, operations or financial condition of Borrower, or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

Material Alteration shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding five percent (5%) of the Allocated Loan Amount for each Individual Property with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at such Individual Property.

Maturity Date shall mean September 8, 2019, or such earlier date on which the final payment of principal of the Notes becomes due and payable as provided in this Agreement, whether by declaration of acceleration or otherwise.

Maximum Legal Rate shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

MERS shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

Monthly Debt Service Payment Amount means the debt service payment amount for each Payment Date, commencing with the July 2005 Payment Date, which shall be computed by the Lender on June 13, 2005, based upon a level payment of principal and interest based upon (i) the outstanding Principal Amount as of such date, (ii) an interest rate equal to the Interest Rate, and (iii) an amortization schedule of 348 months; provided, that if any prepayment of the Loan described in Section 2.3.1(b) is made after June 13, 2005, then the Monthly Debt Service Payment Amount for each Payment Date following such prepayment shall be recomputed by the Lender and notified to the Borrower based upon a level payment of principal and interest (x) based upon an amount equal to the outstanding Principal Amount as of such date, (y) an interest rate equal to the Interest Rate, and (z) an amortization schedule of 348 months less the number of months from June 12, 2005 to the date of such prepayment; provided, however, that if any such prepayment occurs on a day other than a Payment Date, then for the purposes of this definition, such prepayment shall be deemed to occur on the Payment Date next following such prepayment, and the first Monthly Debt Service Payment Amount to be affected by such prepayment shall be the Monthly Debt Service Payment Amount due on the second Payment Date following such prepayment. Such calculations shall be based on a thirty (30) day month and a three hundred sixty (360) day year accrual period (which calculation methodology shall not have any effect on the interest payment methodology described in Section 2.2.1(ii)). Such level payment of principal and interest shall be used only for purpose of recalculating the amortization schedule. Lender’s determination of such recalculated Monthly Debt Service Payment Amount shall be binding and conclusive on Borrower absent any manifest errors.

Moody’s shall mean Moody’s Investors Service, Inc.

New Ground Lease shall mean after the termination or expiration of the Ground Lease, any new, replacement or substitute Ground Lease issued to or obtained by Lender with respect to or in place of the terminated Ground Lease, whether pursuant to any provision of the terminated Ground Lease or otherwise.

New Lease shall have the meaning set forth in Section 8.8.1.

Non-Consolidation Opinion shall have the meaning provided in Section 2.5.5.

Non-Disqualification Opinion shall mean an opinion of outside tax counsel reasonably acceptable to the Lender or the Rating Agencies to whom such opinion is addressed that a contemplated action will neither cause any of the REMICs previously created pursuant to a Securitization to fail to qualify as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code at any time that any “regular interests” in such REMICs are outstanding nor cause a “prohibited transaction” tax (within the meaning of Section 860F(a)(2) of the Code) or “prohibited contribution” tax (within the meaning of Section 860G(d) of the Code) to be imposed on any of the REMICs previously created pursuant to a Securitization.

Non-Disturbance Agreement shall have the meaning set forth in Section 8.8.9.

Non-Renewal Sweep Event means the event that shall be deemed to have occurred if as of September 8, 2018, Bank of America, N.A. shall not have renewed the term of the BofA Lease.

Note shall mean those certain Promissory Notes numbered A-1 and A-2 in the maximum aggregate principal amount of Three Hundred Four Million Dollars ($304,000,000.00), made by Borrower in favor of Lender as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

O&M Program shall have the meaning set forth in Section 12.2.2.

Obligations shall have meaning set forth in the recitals of the Security Instrument.

Officer’s Certificate shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property.

Operating Expenses shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period and incurred on a regular monthly or other recurring periodic basis in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include

(i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Article XI,

(ii) all payments required to be made pursuant to any REAs,

(iii) property management fees,

(iv) administrative, payroll, security and general expenses for the Property,

(v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property,

(vi) a reasonable reserve for uncollectible accounts,

(vii) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder,

(viii) cost of attendance by employees at training and manpower development programs,

(ix) association dues,

(x) computer processing charges,

(xi) operational equipment and other lease payments as reasonably approved by Lender,

(xii) taxes and other Impositions, other than income taxes or other Impositions in the nature of income taxes and insurance premiums and

(xiii) all underwritten reserves required by Lender hereunder (without duplication).

Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or other Impositions in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Proceeds which are applied to prepay the Note, (4) any expenses which in accordance with GAAP should be capitalized, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

Operating Income shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property as follows:

(a) all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, occupancy agreements, concession agreements or other agreements relating to the Property;

(b) business interruption insurance proceeds allocable to the applicable reporting period; and

(c) all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property.

Notwithstanding the foregoing, Operating Income shall not include (a) any Proceeds (other than business interruption insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease where the related Tenant pays such Rent on a “month-to-month” basis (provided that up to 5% of overall income derived from such Rent shall not be excluded to the extent (x) during the period of time from the Closing Date through the second anniversary of the date the Loan commences accruing interest at a fixed interest rate, the Guarantor performs its obligations under the Indemnity Guaranty and (y) thereafter, the Guarantor provides credit enhancement for same acceptable to the Lender) or is the debtor in a bankruptcy proceeding or prior to the date (1) in which the Tenant thereunder has taken occupancy and is paying full contractual rent with no offsets or rent credits or similar items or (2) in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, and (e) security deposits received from Tenants until forfeited or applied. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.

Opinion of Counsel shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.

Other Charges shall mean ground rents, maintenance charges, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority.

Other Charges Escrow Fund shall have the meaning set forth in Section 16.3.3.

Other Taxes shall have the meaning set forth in Section 2.4.3.

Participant shall have the meaning set forth in Section 2.4.2.

Patriot Laws shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

Payment Date shall be the twelfth (12th) day of each calendar month, or if such day is not a Business Day, the immediately preceding Business Day.

Permitted Debt shall mean collectively,

(a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents,

(b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), not to exceed three percent (3%) of the Principal Amount at any one time outstanding, payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of operating Borrower’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount becomes past due and

(c) amounts due under (i) REAs and similar operating agreements, (ii) the Management Agreement, and (iii) Leases (including reimbursements for tenant improvement work).

Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP (as determined by the Independent Accountant), (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence and (iv) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.

Permitted Encumbrances shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy and (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent.

Permitted Investments shall have the meaning set forth in the Cash Management Agreement.

Person shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Personal Property shall have the meaning set forth in the Security Instrument.

Physical Conditions Report shall mean the structural engineering report with respect to the Property (i) prepared by an Independent Architect, (ii) addressed to Lender, (iii) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion, and (iv) in form and content acceptable to Lender in Lender’s reasonable discretion, together with any amendments or supplements thereto.

Plan shall have the meaning set forth in Section 4.1.10(a).

Prepayment Date shall have the meaning set forth in Section 2.3.1(e).

Prepayment Lockout Release Date shall mean August 8, 2019.

Prepayment Notice shall have the meaning set forth in Section 2.3.1(d).

Prepayment Period shall mean the period commencing on the date hereof and ending on September 4, 2006.

Prepayment Rate shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to but not exceeding, the remaining term to the Maturity Date, as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

Prepayment Rate Determination Date shall mean the date which is five (5) Business Days prior to the date that a prepayment shall be made in accordance with the terms and provisions of Section 2.3.1 hereof.

Principal Amount shall mean the principal amount of the Loan outstanding as adjusted by each decrease in such principal amount of the Loan outstanding or each increase for advances made by Lender to protect the Property, whether as a result of prepayment or otherwise, from time to time.

Proceeds shall have the meaning set forth in Section 6.2.2.

Property shall have the meaning set forth in the Security Instrument. As used herein, the term Property shall refer to all Individual Properties collectively. The name and address of each Individual Property as of the Closing Date is identified on Schedule II hereto.

Property Release shall have the meaning set forth in Section 8.7.

Provided Information shall have the meaning set forth in Section 14.1(a).

Qualified Manager shall mean (i) a reputable and experienced management organization which together with its Affiliates manages multiple properties having an aggregate minimum of 10,000,000 net rentable square feet of office space, provided that (1) (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such Person, which consent shall not be unreasonably withheld or delayed and (b) after a Securitization, Borrower shall have obtained the prior written consent of Lender for such Person, which consent shall not be unreasonably withheld or delayed, and a Rating Agency Confirmation, (2) Borrower shall have delivered an Additional Non-Consolidation Opinion, if such Qualified Manager is an Affiliate of the Borrower and (3) notwithstanding the foregoing, if 100% of the ownership interests in such Qualified Manager are owned directly or indirectly by First States Group, L.P., then the requirement of 10,000,000 net rentable square feet of office space under management and the such prior written consent of Lender shall not apply or (ii) any other manager as Lender shall approve in its sole and absolute discretion.

Rating Agencies shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and (b) after any Securitization has occurred, each such Rating Agency which has rated the Securities in each such Securitization.

Rating Agency Confirmation shall mean, collectively, a written affirmation from each of the Rating Agencies that has given a credit rating to the Securities issued in a Securitization, that such credit rating given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

REAs shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain agreements more specifically described on Schedule IV.

Real Property shall mean, collectively, the “Land”, the “Improvements” and the “Appurtenances” that is defined in the Security Instrument.

Recourse Guaranty shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Reference Banks shall mean four (4) major banks in the London interbank market selected by Lender.

Register shall have the meaning set forth in Section 15.4.

Regulatory Change shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Release Date shall have the meaning set forth in Section 8.7.

Release DSCR shall mean the product of (a) 1.15x multiplied by (b) a fraction, the numerator of which is the sum of the Allocated Loan Amounts of all Properties subject to the Liens of the Security Instrument (including the Individual Property to be released), and the denominator of which is the sum of the then current Amortized Release Amounts of all Properties subject to the Lien of the Security Instruments (including the Individual Property to be released).

Release DSCR Test shall mean the test that shall be satisfied in connection with a Property Release if after giving effect to such Property Release, the DSCR for the Properties then remaining subject to the Liens of the Security Instrument shall be equal to or greater than the Release DSCR.

Release Instruments shall have the meaning set forth in Section 8.7.

Release Price shall mean, with respect to a Property Release of an Individual Property, the greater of (a) 115% of the related Allocated Loan Amount and (b) the amount that causes the Loan to Value Test and the Release DSCR Test to be satisfied after giving effect to such Property Release; provided, that notwithstanding the foregoing, the Release Price with respect to the Individual Property referred to on Schedule II as “Easton” shall be zero.

Release Property shall have the meaning set forth in Section 8.7.

Relevant Portions shall have the meaning provided in Section 14.5.2.

Remaining Property shall have the meaning provided in Section 8.7.

REMIC shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

Rents shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.

Replacement Reserve Fund shall have the meaning set forth in Section 16.4.1 hereof.

Replacement Reserve Monthly Deposit shall have the meaning set forth in Section 16.4.1 hereof.

Replacements shall have the meaning set forth in Section 16.4.1 hereof.

Required Repair Fund shall have the meaning set forth in Section 16.1.1 hereof.

Required Repairs shall have the meaning set forth in Section 16.1.1 hereof.

Reserve Funds shall mean, collectively, the Tax Escrow Fund, the Insurance Escrow Fund, the Other Charges Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Environmental Remediation Reserve Fund, the Vacant B Space Rollover Reserve Fund, the Rollover Reserve Fund, the BofA Reserve Fund and the Debt Service Reserve Fund and any other escrow fund established by the Loan Documents.

Resizing Event shall have the meaning provided in Section 14.2.

Rollover Reserve Fund shall have the meaning set forth in Section 16.6.1 hereof.

Rollover Reserve Fund Cap shall have the meaning set forth in Section 16.6.1 hereof.

S&P shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Securities shall have the meaning set forth in Section 14.1.

Securities Act shall have the meaning set forth in Section 14.5.1.

Securitization shall have the meaning set forth in Section 14.1.

Security Instrument shall mean (x) those certain first priority Combined Fee and Leasehold Multistate Mortgage, Deed to Secure Debt, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, dated the date hereof, executed and delivered by Borrower (i) with respect to the Mortgage Properties (as defined therein) to MERS, as nominee of Lender and (ii) with respect to the Deed of Trust Properties (as defined therein) to the trustees specified therein for the benefit of MERS, as nominee of Lender, and encumbering the applicable Property, and (y) with respect to any Individual Property located in a State whose Legal Requirements do not permit the recordation of the document referred to in the immediately preceding clause (x), a comparable document, dated the date hereof, executed and delivered by Borrower to MERS, as nominee of Lender or to the trustees specified therein for the benefit of MERS, as nominee of Lender and encumbering such Individual Property as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Servicer shall mean such Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Cash Management Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

Single Purpose Entity shall mean a Person, other than an individual, which

(i) is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing an ownership interest in the Property,

(ii) does not engage in any business unrelated to the Property and the ownership, development, use, operation and financing thereof,

(iii) has not and will not have any assets other than those related to its interest in the Property or the operation, management and financing thereof or any indebtedness other than the Permitted Debt,

(iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person,

(v) holds itself out as being a Person, separate and apart from any other Person,

(vi) does not and will not commingle its funds or assets with those of any other Person,

(vii) holds its assets and conducts its own business in its own name;

(viii) maintains financial statements separate from those of any other Person,

(ix) pays its own debts and liabilities out of its own funds,

(x) observes all partnership, corporate or limited liability company formalities, as applicable, and preserves its existence,

(xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations,

(xii) does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person,

(xiii) does not acquire obligations or securities of its partners, members or shareholders,

(xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for office space shared with any of its Affiliates,

(xv) uses separate stationary, invoices, and checks bearing its own name,

(xvi) maintains an arms-length relationship with its Affiliates,

(xvii) does not and will not pledge its assets for the benefit of any other Person (other than Lender) or make any loans or advances to any other Person,

(xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity,

(xix) maintains adequate capital in light of its contemplated business operations,

(xx) has and will continue to have a partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document which has been approved by Lender, and

(xxi) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document.

In addition, if such Person is a partnership: (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers or Independent Members, (b) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person

(1) without the unanimous consent of all of the partners, directors, members or managers, as applicable (including “independent partners,” Independent Directors, Independent Members or Independent Managers, as applicable), shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally,

(2) shall maintain its books, records, resolutions and agreements as official records,

(3) shall conduct business in its own name, make all oral and written communications in its own name, and hold itself out to the public as being a legal entity separate and distinct from its Affiliates and all other Persons,

(4) shall not identify any Affiliate as a division, department or other constituent part of such Person,

(5) shall use its own separate stationery, invoices, checks, purchase orders and other business forms and not those of any other Person,

(6) shall not conduct business on behalf of any Affiliate thereof nor make any of its assets available to pay creditors of any other Person, nor assume any liabilities of any other Person,

(7) shall not hold itself out to be responsible for any decisions or actions respecting the business or affairs of any other Person,

(8) shall not permit itself to be dependent, operationally or otherwise, on any of its Affiliates or other entity to operate its business, except for the services rendered by the Manager to Borrower under and on the terms set forth in the Assignment of Management Agreement and the Management Agreement,

(9) shall maintain financial statements, books of account, records and bank accounts separate from those of any other Person, except that if Borrower is consolidated for financial reporting purposes with any of its Affiliates, such consolidation shall be effected in accordance with generally accepted accounting principles and Borrower shall present all of its consolidated financial statements with appropriate notations thereon or in the notes thereto reflecting Borrower’s separateness from its Affiliates, its separate financial condition and the fact that Borrower’s assets and credit are not available to satisfy the debts and other obligations of any of its Affiliates,

(10) all business transactions between such Person and any of its Affiliates shall be entered into upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to, and are no less favorable to such Person than, those that would be available on an arm’s length basis with third parties, and all dividends and other capital distributions made by such Person will be properly reflected on its books of account and business records and are made only in accordance with applicable law, the provisions of its organizational document and the Loan Documents,

(11) will not enter into any agreement other than the Loan Documents to which it is a party and any agreements, instruments, certificates and other documents relating thereto and to its Business,

(12) shall not own any assets other than (i) the Property, (ii) the rents and other distributions from and proceeds of the Property and (iii) assets necessary to operate and manage the Property, to borrow upon the security of the Property and to engage in activities related or incidental thereto, and

(13) shall not incur any indebtedness other than indebtedness that is permitted under the Loan Documents;

provided, that a Person shall not be prevented from qualifying as a Single Purpose Entity as a result of its election to be or otherwise being treated as a disregarded entity for tax purposes.

Special Taxes shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, or any liabilities with respect thereto, applicable to payments of principal, interest or other amounts on the Loan or pursuant to the Loan Documents, but excluding, in the case of Lender, (i) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by or for which alternate base is imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office, (ii) U.S. backup withholding taxes and (iii) estate, inheritance or succession taxes.

Standard Form of Lease shall have the meaning set forth in Section 8.8.2(a).

State shall mean, with respect to each Individual Parcel, the State or Commonwealth in which such Individual Parcel or any part thereof is located.

Substitute Property, Substitute Properties and Substituted Property shall have the respective meaning set forth in Section 2.6.

Substitute Release Amount shall have the meaning set forth in Section 2.6(l).

Successor Borrower shall have the meaning set forth in Section 9.1.

Surveys shall mean a survey of each parcel included in the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing a certification of such surveyor satisfactory to Lender.

Taking shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

Tax Escrow Fund shall have the meaning set forth in Section 16.3.1 hereof.

Telerate Access Service Page 3750 shall mean the display designated as “Page 3750” on the Dow Jones Market Service (or any successor thereto) or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits.

Tenant shall mean any Person that is a party to a Lease leasing, subleasing or otherwise occupying any portion of the Property, other than the Manager and its employees, agents and assigns.

Threshold Amount shall mean an amount equal to one percent (1.0%) of the Principal Amount.

Title Company shall mean Chicago Title Insurance Company.

Title Policy shall mean an ALTA mortgagee title insurance policy (or, if an Individual Parcel is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State) issued by the Title Company with respect to the Property and insuring the Liens of the Security Instrument and in form and substance satisfactory to Lender.

Total Loss shall mean

(i) a casualty, damage or destruction of the Property which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than twenty percent (20%) of the lesser of (x) the fair market value of the Property or (y) the Principal Amount, or (B) results in the cancellation of leases comprising more than twenty percent (20%) of the rentable area of the Property, and in either case with respect to which Borrower is not required under the Leases to apply Proceeds to the restoration of the Property or

(ii) a permanent Taking which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than fifteen percent (15%) of the lesser of (x) the fair market value of the Property or (y) the Principal Amount, or (B) renders untenantable either more than fifteen percent (15%) of the rentable area of the Property, or

(iii) a casualty, damage, destruction or Taking that affects so much of the Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Property as an economically viable whole.

Transfer shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, merge, consolidate, reorganize, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, merger, consolidation, reorganization, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in the State of New York.

Uncrossed Allocated Loan Amount shall have the meaning set forth in Section 14.2(b) hereof.

Uncrossed Note shall have the meaning set forth in Section 14.2(b) hereof.

Undefeased Note shall have the meaning set forth in Section 9.1.

Underwriter Group shall have the meaning set forth in Section 14.5.2(a)(ii).

Underwritten Net Cash Flow shall mean, as of any date of calculation with respect to the Property, the amount obtained by subtracting Operating Expenses from Operating Income, each as determined by Lender and after Lender makes adjustments, if necessary and without duplication, for the following:

(1) expenses for management fees equal to the greater of actual management fees or three percent (3%) of Operating Income, and

(2) periodic deposits to the Replacement Reserve Fund and the Rollover Reserve Fund required to be made pursuant to Section 16.4 and Section 16.6 of this Agreement, respectively.

Unscheduled Payment Date shall be the eighth (8th) day of each calendar month, or if such day is not a Business Day, the immediately preceding Business Day.

U.S. Government Obligations shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

Vacant B Space means the applicable vacant space within the Properties identified on Schedule II attached hereto.

Vacant B Space Rollover Reserve Fund shall have the meaning provided in Section 16.5.1.

Yield Maintenance Premium shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note, assuming that all remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually), over (ii) the principal amount being prepaid. For purposes of the calculation of the Yield Maintenance Premium due and payable in connection with a prepayment of the Loan at any time the Loan shall be accruing interest at a floating interest rate, such prepayment shall be deemed made on the first day on which the Loan accrues interest at a fixed interest rate (i.e., June 15, 2005); provided, however, that the Prepayment Rate used in such calculation shall be determined as of the date of prepayment.

Work shall have the meaning provided in Section 6.2.4(a).

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1 Loan; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Up to Two Disbursements to Borrower. Borrower may request and receive up to two (2) disbursements hereunder in respect of the Loan. The first disbursement shall be made on the Closing Date in an amount equal to $230,000,000. The Borrower may request in writing that the Lender make a second disbursement of the Loan during the period commencing on the Business Day following the Closing Date to and including March 31, 2005. Such written request for a second disbursement shall specify the amount of the disbursement, which shall be an amount up to $74,000,000, and contain an Officer’s Certificate that the representations and warranties set forth in this Agreement will be true and correct on the date of the second disbursement, subject to any exceptions thereto set forth in an attachment to such Officer’s Certificate. Provided (1) no Default or Event of Default has occurred and is continuing and (2) Lender shall have received satisfactory evidence that all re-measurements of the leased premises under the BofA Lease have been completed along with a schedule of the final re-measured square footages of such leased premises, the Lender shall make the second disbursement of the Loan to the Borrower on the second (2nd) Business Day following the Business Day on which the Lender receives the Borrower’s written disbursement request. The Borrower acknowledges and agrees that the Lender shall not have any obligation to make any additional disbursement with respect to the Loan after April 4, 2005. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the date of the second disbursement of the Loan.

2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (c) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (d) retain the balance, if any.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Interest Rate; Interest Calculation.

(i) With respect to each Interest Period, interest shall accrue on the Principal Amount at the applicable Interest Rate. Except as expressly set forth in this Agreement to the contrary, interest shall accrue on all amounts advanced by Lender pursuant to the Loan Documents (other than the Principal Amount, which shall accrue interest in accordance with the immediately preceding sentence) at the Default Rate.

(ii) Interest, for any given Interest Period, shall be computed on the Principal Amount on the basis of a fraction, the denominator of which shall be 360 and the numerator of which shall be the actual number of days in the relevant Interest Period.

(iii) Upon the occurrence and during the continuance of an Event of Default and from and after the Maturity Date (if the entire Principal Amount is not repaid on the Maturity Date) interest on the outstanding Principal Amount of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.

2.2.2 Loan Payments.

(a) Borrower shall pay to Lender on the Closing Date, an amount equal to interest only on the Principal Amount of the Loan from the Closing Date up to and including March 14, 2005. With respect to any principal advanced in a second disbursement in accordance with Section 2.1.2, Borrower shall pay to Lender on the date of such second disbursement, an amount equal to interest only on the principal amount so disbursed from the date of such second disbursement up to and including the fourteenth (14th) calendar day of the calendar month in which the next succeeding Payment Date occurs. On each Payment Date, commencing on April 12, 2005, through the June 2005 Payment Date, Borrower shall pay to Lender monthly installments of interest at the applicable Interest Rate for the applicable Interest Period. No regularly scheduled payments of principal shall be due with respect to the Loan prior to the July 2005 Payment Date. On each Payment Date, commencing with the July 2005 Payment Date, and on the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to unpaid interest and the balance to principal.

(b) For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. Except as provided in Section 2.4 with respect to taxes, all amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

(c) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option, first apply any payments received under the Note to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

(d) Borrower shall pay to Lender on the Maturity Date the outstanding Principal Amount of the Loan, all unpaid interest and all other amounts due hereunder and under the Notes, the Security Instruments and the other Loan Documents.

(e) To the extent that Borrower makes a payment or Lender receives any payment or proceeds for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Borrower hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

2.2.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Borrower on or prior to the applicable Payment Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate (the Late Payment Charge) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement, the Note or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under this Agreement, the Note and the other Loan Documents. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments.

(a) Except as otherwise provided in Section 2.3.2 and in this Section 2.3.1, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) During the Prepayment Period, Borrower shall have the right to prepay a portion of the Principal Amount in connection with a Property Release of one or more Individual Properties consummated in accordance with and subject to the conditions of Section 8.7 of this Agreement, provided that the portion of the Principal Amount that may be voluntarily prepaid during the Prepayment Period shall not exceed $19,220,000 in the aggregate.

(c) The outstanding Principal Amount may not be voluntarily prepaid in whole or in part, in excess of the $19,220,000 portion of the Principal Amount that may be prepaid in connection with Property Releases of Individual Properties during the Prepayment Period. At any time on or after the Prepayment Lockout Release Date, Borrower shall have the right to prepay the Principal Amount, in whole but not in part.

(d) In connection with any voluntary prepayment of the Principal Amount, Borrower shall provide prior irrevocable written notice (the Prepayment Notice) to Lender specifying the proposed date on which the prepayment is to be made, which date must be no earlier than ten (10) Business Days after the date of such Prepayment Notice. Promptly following the receipt of the Prepayment Notice, the Lender shall notify the Borrower in writing of the Release Price. Upon the delivery of such notice, such amounts shall be due and payable on the specified Prepayment Date and failure to pay such amounts shall be an Event of Default hereunder.

(e) On the date on which a prepayment, voluntary or mandatory, is made as required under this Agreement (the Prepayment Date), Borrower shall pay to Lender an amount equal to the sum of (x) the entire outstanding Principal Amount or portion thereof required to be prepaid plus (y) the Breakage Costs, plus (z) an amount equal to the Yield Maintenance Premium on such prepayment; provided, that notwithstanding the foregoing, other than following an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to Section 2.3.2(a).

(f) On the Prepayment Date, Borrower shall pay to Lender all other sums then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents. Borrower shall pay all costs and expenses of Lender incurred in connection with the prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the related Security Instrument as set forth in Section 2.3.3 of this Agreement as well as reasonable attorneys’ fees and expenses).

2.3.2 Mandatory Prepayments.

(a) On the next occurring Unscheduled Payment Date following the date on which Lender actually receives any Proceeds, if Lender is not obligated to make such Proceeds available to Borrower for the restoration of any Individual Property or otherwise remit such Proceeds to Borrower pursuant to Section 6.2 hereof, Borrower shall prepay or authorize Lender to apply such Proceeds as a prepayment of all or a portion of the outstanding Principal Amount of the Loan together with all interest required hereunder to be paid thereon and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Proceeds to the Indebtedness (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2(a).

(b) If, following an Event of Default, Borrower tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lender after such Event of Default (including, without limitation, by application of the Reserve Funds), (a) such payment may be made only, or will be applied by Lender, on the next occurring Unscheduled Payment Date together with all interest required hereunder to be paid thereon, (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, an amount equal to the Liquidated Damages Amount in the event the payment occurs prior to the Prepayment Lockout Release Date.

2.3.3 Release of Property. Lender shall, upon the written request and at the expense of Borrower, upon (i) payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, or (ii) satisfaction of the conditions to a Property Release provided in Section 8.7, release the Lien of the Security Instrument on the Individual Property or Properties, as the case may be, or assign it, in whole or in part, to a new lender. In such event, Borrower shall submit to Lender, not less than three (3) Business Days prior to the date of such release or assignment, a release of lien or assignment of lien, as applicable, for such property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.

Section 2.4 Regulatory Change; Taxes.

2.4.1 Increased Costs. If, as a result of any Regulatory Change or compliance of Lender therewith, Lender or the company Controlling Lender shall be subject to any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called Increased Costs), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender reasonably determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

2.4.2 Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes other than Excluded Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum Lender would have received had no deductions been made in respect of any Special Taxes other than Excluded Special Taxes, (b) Borrower shall make all deductions required by law in respect of Special Taxes, and (c) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 2.4.2 and Section 2.4.4, “Excluded Special Taxes” shall mean: (i) Special Taxes imposed as a result of a failure of Lender or a Person to whom Lender or a Participant has sold a participation interest pursuant to Section 15.6 (such Person, for purposes of this Section 2.4.2, a Participant) or any Person in the chain of payment between Lender or such Participant and Borrower to comply with documentation or certification requirements that would allow for an exemption from such Special Taxes or for such Special Taxes to be imposed at a reduced rate (it being understood that Excluded Special Taxes described in this clause (i) shall include only any excess Special Taxes payable as a result of a failure by Lender or such Participant or any Person in the chain of payment between Lender or such Participant and the Borrower to comply with such documentation or certification requirements over the Special Taxes that would be payable had no such failure occurred), (ii) Special Taxes that would not be imposed but for Lender having a connection with the jurisdiction imposing such Special Taxes other than solely through holding an interest in the Loan or the receipt of any payments thereon, (iii) Special Taxes imposed by the United States on interest payments made by Borrower to a Lender that fails to provide (A) a properly completed Form W-9, (B) a properly completed Form W-8BEN (certifying that Lender is a foreign person and establishing that Lender is eligible for the “portfolio interest exemption” under Section 871(h) or 881(c) of the Code or, in the case where Lender is a bank, that such Lender is eligible for benefits under an income tax treaty with the United States that reduces the rate of withholding on interest payments made by Borrower to such Lender to zero), (C), a properly completed Form W-8ECI applicable to all interest payments to be received by such Lender from Borrower, or (D) a properly completed Form W-8IMY together with all required attachments, provided for purposes of this clause (iii) that any Special Tax imposed by the United States as a result of any information not included on or with such Form W-8IMY in accordance with applicable requirements or a failure to attach a properly completed Form W-9, W-8BEN (establishing the provider’s eligibility for either the “portfolio interest exception” under Section 871(h) or 881(c) of the Code or, in the case where such provider is a bank, that such provider is eligible for benefits under an income tax treaty with the United States that reduces the rate of withholding on interest payments made by Borrower to such Lender attributable to such provider to zero) or W-8ECI (applicable to all payments to be received by the Lender from Borrower attributable to such provider) shall be an Excluded Special Tax and (iv) Special Taxes that are imposed on a Lender or a Participant as a result of a change in the tax laws of the jurisdiction imposing such Special Taxes that becomes effective after the Closing Date and before the date on which Lender or a Participant acquires the interest in the Loan in respect of which such Special Taxes are imposed (it being understood that Excluded Special Taxes described in this clause (iv) shall include only any excess Special Taxes payable as a result of such a change in tax laws over the Special Taxes that would be payable had no such change in tax laws occurred).

2.4.3 Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as Other Taxes).

2.4.4 Indemnity. Borrower shall indemnify Lender for the full amount of Special Taxes (other than Excluded Special Taxes) and Other Taxes (including any Special Taxes (other than Excluded Special Taxes) or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Lender.

2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

Section 2.5 Conditions Precedent to Closing.

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent and any other conditions precedent set forth elsewhere in this Agreement or the other Loan Documents no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

2.5.2 Delivery of Loan Documents; Title Policy; Reports.

(a) Loan Documents. Lender shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.

(b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender or Lender’s nominee (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(c) UCC Financing Statements. Lender shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.

(d) Title Insurance. Lender shall have received a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements reasonably acceptable to Lender. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender or Lender’s nominee that the Security Instrument creates valid, first priority Liens on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain endorsements and affirmative coverages acceptable to Lender, and (iv) name Lender or Lender’s nominee as the insured. The Title Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid.

(e) Surveys. Lender shall have received current Surveys for the Property, containing the survey certification in a form acceptable to Lender. Such Surveys shall reflect the same legal description for the applicable parcel of the Property that is contained in the Title Policy referred to in clause (d) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Surveys and the surveyor shall provide a certification for such Surveys in form and substance acceptable to Lender.

(f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums currently due and payable for the existing policy period.

(g) Environmental Reports. Lender shall have received an Environmental Report in respect of the Property satisfactory to Lender.

(h) Zoning. Lender shall have received reports reasonably acceptable to Lender confirming the zoning compliance of each Individual Property.

(i) Certificate of Occupancy. Lender shall have received reports reasonably acceptable to Lender confirming the existence of a valid certificate of occupancy, if available, for each Individual Property.

2.5.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

2.5.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower and Guarantor as have been requested by Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower and Guarantor, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

2.5.5 Opinions of Borrower’s Counsel.

(a) Lender shall have received a Non-Consolidation Opinion in a form approved by the Lender (the Non-Consolidation Opinion).

(b) Lender shall have received one or more Opinions of Counsel in a form approved by the Lender.

2.5.6 Budgets. Borrower shall have delivered the Annual Budget for the current Fiscal Year which Annual Budget shall be approved by Lender prior to the Closing Date.

2.5.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received certified copies of such documents as Lender may reasonably request.

2.5.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

2.5.9 Loan to Value Test; Loan to Cost. Lender shall have determined that (x) the Property has an appraised dark value reasonably acceptable to Lender in light of Lender’s loan underwriting assumptions and (y) the initial Principal Amount of the Loan is not more than 70% of each of the acquisition cost of the Property and the fair market value of the Property set forth in an appraisal acceptable to Lender (assuming the BofA Lease is in place).

2.5.10 Cash Management Agreement. Lender shall have received the original of the Cash Management Agreement executed by each of Cash Management Bank, Manager and Borrower.

2.5.11 Assignment of Management Agreement. Lender shall have received the original of the Assignment of Management Agreement executed by each of Borrower and Manager.

2.5.12 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, in a form reasonably acceptable to the Lender from (i) Bank of America, N.A., and (ii) each of the other Tenants identified on Schedule I attached hereto, which result in the Borrower having delivered to the Lender acceptable tenant estoppel letters from tenants that in aggregate represent 85% of the income from the Property.

2.5.13 Ground Lease Estoppels. Lender shall have received an executed estoppel letter from each Fee Owner in a form reasonably acceptable to the Lender.

2.5.14 Reciprocal Easement Agreement Estoppels. Lender shall have received an executed reciprocal easement agreement estoppel letter from all parties under the REAs, in a form reasonably acceptable to Lender.

2.5.15 Closing Date DSCR. Lender shall have determined that the DSCR is equal to or greater than the Closing Date DSCR.

2.5.16 Independent Manager Certificate. Lender shall have received an executed Independent Manager certificate in a form reasonably acceptable to Lender.

2.5.17 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

2.5.18 Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s, Guarantor’s or Bank of America, N.A.’s most recent financial statements previously delivered to Lender which has or could reasonably be expected to have a Material Adverse Effect. The Operating Income and Operating Expenses of the Property, the occupancy thereof, the Leases, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

2.5.19 Leases and Rent Roll. Lender shall have received certified copies of all Leases and Ground Leases requested by Lender. Lender shall have received a current certified rent roll of the Property.

2.5.20 Underwritten Net Cash Flow. Lender shall have determined that the Underwritten Net Cash Flow of the Property is not less than $26,000,000.

2.5.21 Tax Lot. Lender shall have received evidence that each Individual Property constitutes one(1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

2.5.22 Physical Conditions Report. Lender shall have received a Physical Conditions Report with respect to each Individual Property, which report shall be satisfactory in form and substance to Lender.

2.5.23 Management Agreement. Lender shall have received a certified copy of the Management Agreement which shall be satisfactory in form and substance to Lender.

2.5.24 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

2.5.25 Financial Statements. Lender shall have received certified copies of financial statements with respect to the Property for the period commencing October 1, 2004 to the extent available.

2.5.26 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

Section 2.6 Substitution of Properties. Subject to the terms and conditions set forth in this Section 2.6, Borrower may obtain a release of the Lien of the Security Instrument (and the related Loan Documents) encumbering an Individual Property (a Substituted Property) by substituting therefor another property of like kind and quality acquired by Borrower (individually, a Substitute Property and collectively, the Substitute Properties), provided that the following conditions precedent are satisfied:

(a) The Maturity Date shall have not occurred.

(b) Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and Substituted Property.

(c) Lender shall have received a copy of a deed conveying all of Borrower’s right, title and interest in and to the Substituted Property to an entity other than Borrower pursuant to an arms length transaction and a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.

(d) Lender shall have received a fee in the amount of $10,000 with respect to each Substituted Property.

(e) Lender shall have received an appraisal of the Substitute Property and Substituted Property, dated no more than one hundred eighty (180) days prior to the substitution date, by an appraiser acceptable to the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, which demonstrates that the appraised value of the Substitute Property shall be equal to or greater than the appraised value of the Substituted Property.

(f) All or substantially all of the Substitute Property shall be subject to a Lease to a tenant which has a senior unsecured long term credit rating (or whose obligations under the Lease are guaranteed by a guarantor which has a senior unsecured long term credit rating) at least equal to, for each Rating Agency, the lower of (i) the credit rating of Bank of America, N.A. at the time of the substitution by such Rating Agency and (ii) “A+” in the case of

S&P, “AA-” in the case of Fitch and “Aa2” in the case of Moody’s, which Lease shall (A) provide that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Substitute Property is an obligation of the tenant thereunder (i.e., a “triple net” Lease), (B) have a term substantially similar or longer than that of the Lease then encumbering the applicable Substituted Property, (C) provide offset and termination rights in favor of the tenant thereunder substantially similar (or more favorable to Borrower, as landlord thereunder) to those in favor of Bank of America, N.A. provided for by the BofA Lease then encumbering the applicable Substituted Property, and (D) provide for annual cash flow equal to or in excess of the Underwritten Net Cash Flow on an annual basis of the Substituted Property. In the event the tenant’s obligations under the Lease are guaranteed by such guarantor, the Lender shall have approved the form of guarantee. Lender shall have received copies of all Leases affecting the Substitute Property certified by Borrower as being true and correct.

(g) After giving effect to the substitution, the DSCR for the Loan for all of the Properties (excluding the Substituted Property and including the Substitute Property) is not less than the greater of (1) the DSCR for the Loan for all of the Properties as of the Closing Date and (2) the DSCR for the Loan for all of the Properties as of the date immediately preceding the substitution.

(h) After giving effect to the substitution, the aggregate Allocated Loan Amount of the Substituted Properties shall not exceed (A) during any twelve (12) consecutive month period, 5.00% of the initial Principal Amount of the Loan or (B) during the term of the Loan, 30.00% of the initial Principal Amount of the Loan; provided, that for purposes of the aforementioned calculation in clause (A) of the maximum 5.00% of the initial Principal Amount of the Loan, as calculated by reference to the Allocated Loan Amount of the Substituted Properties, that may be substituted during any twelve consecutive month period, such calculation shall exclude any substitution of any Individual Property for which a reserve amount has been allocated on Schedule IX hereto or the Individual Property referred to on Schedule II attached hereto as “Las Vegas Operations Center”, which substitution occurs in connection with, as a result of and simultaneous with the exercise of the right to repurchase such Individual Property granted to Bank of America, N.A. in the documentation pursuant to which Borrower acquired the Property.

(i) The quotient of Underwritten Net Cash Flow (for the most recent twelve (12) month period immediately preceding the substitution for which the Borrower has delivered financial statements to the Lender pursuant to this Agreement (or in the event the Borrower has not yet delivered financial statements for a twelve (12) month period, such shorter period for which Borrower has delivered financial statements to the Lender pursuant to this Agreement annualized)) divided by an amount equal to Allocated Loan Amount multiplied by the DSCR Constant shall be calculated separately with respect to each of the Substituted Property and the Substitute Property (replacing for this purpose all references to Property in the definitions of Underwritten Net Cash Flow, Operating Income and Operating Expenses with Substituted Property and Substitute Property, as applicable) and the result of such calculation for the Substitute Property shall be equal to or greater than the result of such calculation for the Substituted Property.

(j) Borrower shall have obtained a Rating Agency Confirmation in writing. If any subordinate or mezzanine financing has been obtained with respect to the Property (including, without limitation, under Article XIV hereof), the Borrower shall have obtained the consent of the lender under such subordinate or mezzanine financing in writing to such substitution.

(k) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to Borrower, the Properties and the Substitute Property.

(l) Borrower (A) shall have executed, acknowledged and delivered to Lender (I) a Security Instrument and shall have approved UCC-1 Financing Statements with respect to the Substitute Property, and shall have executed, acknowledged and delivered to Lender a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Security Instrument and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Security Instrument and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the state in which the Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, (B) shall have executed, acknowledged and delivered to Lender an Environmental Indemnity with respect to the Substitute Property and (C) shall have caused the Guarantor to acknowledge and confirm its respective obligations under the Loan Documents. The Security Instrument, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting only the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (r) below. The Security Instrument encumbering the Substitute Property shall secure all amounts evidenced by the Notes, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Security Instrument shall be equal to one hundred twenty-five percent (125%) of the fair market value of the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the Substitute Release Amount) shall equal the Allocated Loan Amount of the related Substituted Property.

(m) Lender shall have received (A) to the extent available any “tie-in” or similar endorsement to each title insurance policy insuring the Lien of an existing Security

Instrument as of the date of the substitution with respect to the title insurance policy insuring the Lien of the Security Instrument with respect to the Substitute Property and (B) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring the Lien of the Security Instrument encumbering the Substitute Property, issued by the title company that issued the title insurance policies insuring the Lien of the existing Security Instrument and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the title insurance policy insuring the Lien of the Security Instrument encumbering the Substituted Property. The title insurance policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Release Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Release Amount, (2) insure Lender that the relevant Security Instrument creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the title insurance policies insuring the Liens of the existing Security Instruments, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(n) Lender shall have received a current Survey for each Substitute Property, certified to the Title Company and Lender and their successors and assigns, in the same form and having the same content as the certification of the Survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and, if the Loan is the subject of a Securitization, acceptable to the Rating Agencies in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such survey shall reflect the same legal description contained in the Title Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area.”

(o) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(p) Lender shall have received a Phase I environmental report acceptable to Lender and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to Lender, which conclude that the Substitute Property does not contain any Hazardous Materials and is not subject to any risk of contamination from any off-site Hazardous Materials. If any such report discloses the presence of any Hazardous Materials or the risk of contamination from any off-site Hazardous Materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such report indicating that there is no longer any Hazardous Materials on the Substitute Property or any danger of contamination from any off-site Hazardous Materials that has not been fully remediated and (B) paid receipts indicating that the costs of all such remediation work have been paid.

(q) Borrower shall deliver or cause to be delivered to Lender (A) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower authorizing the substitution and any actions taken in connection with such substitution.

(r) Lender shall have received the following opinions of Borrower’s counsel: (A) an Opinion or Opinions of Counsel admitted to practice under the laws of the State in which the Substitute Property is located in substantially the same form and substance as the Opinion of Counsel originally delivered with respect to the Substituted Property on the Closing Date, stating, without limitation, that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (l) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (B) an Opinion of Counsel acceptable to the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (l) above were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; and (C) if the Loan is the subject of a Securitization, an Opinion of Counsel reasonably acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC.

(s) Borrower shall have paid, or escrowed with Lender, (i) all accrued but unpaid Insurance Premiums relating to the Substitute Property, (ii) all currently due and payable Impositions (including any in arrears) relating to the Substitute Property and (iii) all currently due and payable other Charges relating to the Substitute Property.

(t) Borrower shall have paid or reimbursed Lender for all reasonable costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution, if the Loan is the subject of a Securitization.

(u) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed Fiscal Year and a current operating statement for the Substituted Property, each certified to Lender as being true and correct and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(v) Borrower shall have delivered to Lender estoppel certificates from existing tenants representing not less than 85% of the income of the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject Lease is a valid and binding obligation of the Tenant thereunder, (2) to the best of Tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or Tenant thereunder, (3) the Tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the Tenant thereunder has no option under such Lease to purchase all or any portion of the Substitute Property, and (6) all Tenant improvement work required under such Lease has been substantially completed and the Tenant under such Lease is in actual occupancy of its Leased premises. If an estoppel certificate indicates that all Tenant improvement work required under the subject Lease has not yet been completed, Borrower shall, if required by the Rating Agencies if the Loan is the subject of a Securitization, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(w) If the Substituted Property is subject to the BofA Lease, Borrower shall have caused the Substituted Property to be released from the BofA Lease and made subject to a separate lease.

(x) Lender shall have received subordination agreements in the form approved by Lender in connection with the origination of the Loan with respect to tenants designated by Lender at the Substitute Property.

(y) Lender shall have received (A) an endorsement to the Title Policy insuring the Lien of the Security Instrument encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the State in which the Substitute Property is located, a letter from the Title Company issuing such Title Policy stating that the Substitute Property constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(z) Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste. If compliance with any Legal Requirements are not addressed by the Physical Conditions Report, such compliance shall be confirmed by delivery to Lender of a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the title insurance policy delivered pursuant to clause (m) above (with respect to zoning laws) or a subdivision endorsement to the title insurance policy delivered pursuant to clause (m) above (with respect to subdivision laws). If the Physical Conditions Report recommends that any repairs be made with respect to the Substitute Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such Physical Conditions Report or a letter from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good and workmanlike manner and (B) paid receipts indicating that the costs of all such repairs have been paid.

(aa) Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Substituted Property and the addition of the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Assignment of Management Agreement reflecting such amendment to the Management Agreement.

(bb) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(cc) Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Substitute Property (other than the Management Agreement) together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(dd) Upon the satisfaction of the foregoing conditions precedent, Lender will execute and deliver to Borrower such instruments as shall be necessary to release the applicable Substituted Property from the Lien of the applicable Security Instrument and the other Loan Documents, whereby such Liens shall be released from the Substituted Property and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Allocated Loan Amount and Amortized Release Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount and Amortized Release Amount, respectively, with respect to the Substituted Property for all purposes hereunder.

III. CASH MANAGEMENT

Section 3.1 Cash Management.

3.1.1 Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain an account (the Lockbox Account) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of

Lender. The Lockbox Account shall be entitled “First States Investors 5200, LLC as Borrower and German American Capital Corporation and Bear Stearns Commercial Mortgage, Inc., collectively as Lender, pursuant to Loan and Security Agreement dated as of March 4, 2005 – Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account. Lender and any Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Indebtedness.

(b) Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof. Borrower shall cause the Guarantor to deposit into the Cash Management Account the applicable amounts with respect to the applicable identified space at the Property which the Guarantor has agreed to deposit in the Cash Management Account pursuant to and in accordance with the Indemnity Guaranty.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Indebtedness in any order in its sole discretion.

(e) The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

3.1.2 Cash Management Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the Cash Management Account) to be held by Cash Management Bank in trust and for the benefit of Lender, which

Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “First States Investors 5200, LLC as Borrower and German American Capital Corporation and Bear Stearns Commercial Mortgage, Inc., collectively as Lender, pursuant to Loan and Security Agreement dated as of March 4, 2005—Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and any Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:

(i) first, payments to the Tax Escrow Fund, the Insurance Escrow Fund and the Other Charges Escrow Fund on a pro rata basis in accordance with the terms and conditions of Section 16.3 hereof;

(ii) second, either (x) with respect to each Payment Date, commencing in April, 2005 and ending in June, 2005, payment of accrued interest on the outstanding Principal Amount of the Loan at the Interest Rate, or (y) with respect to each Payment Date thereafter, commencing in July 2005, payment of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the outstanding Principal Amount;

(iii) third, payments to the Rollover Reserve Fund in accordance with the terms and conditions hereof;

(iv) fourth, payments to the Replacement Reserve Fund in accordance with the terms and conditions hereof;

(v) fifth, payments to the Debt Service Reserve Fund in accordance with the terms and conditions hereof;

(vi) sixth, payment to the Lender of any other amounts then due and payable under the Loan Documents;

(vii) seventh, payments to the lender (or its servicer) under any mezzanine or other subordinate loan obtained with respect to the Properties which are then due and payable under the related loan documents; and

(viii) lastly, payment of any excess amounts (Excess Cash Flow) to Borrower’s Account, unless a Lockbox Event or a Non-Renewal Sweep Event shall have occurred and be continuing in which case Excess Cash Flow shall be retained in the Cash Management Account and applied as described in Section 3.1.2(d) below.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) All funds on deposit in the Cash Management Account following the occurrence of a Lockbox Event (other than an Event of Default) or a Non-Renewal Sweep Event shall be held in the Cash Management Account as additional collateral for the Loan and released to Borrower by the Lender only to the extent necessary to reimburse Borrower for operating expenses at the Property approved by Lender. All funds on deposit in the Cash Management Account following the occurrence of a Lockbox Event which is an Event of Default and until such time as a Cure Event with respect to such Event of Default shall have occurred may be applied by Lender in such order and priority as Lender shall determine in its sole discretion, including, without limitation, to the payment of the Indebtedness. Notwithstanding anything herein to the contrary, the Borrower shall be permitted up to three (3) Cure Events in the aggregate during the term of the Loan, and once a Cure Event occurs, all funds on deposit in the Cash Management Account shall be released to the Borrower by the Lender as Excess Cash Flow on the immediately succeeding Payment Date after all other payments required to be made on such Payment Date pursuant to Section 3.1.2(b) shall have been made.

(e) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

3.1.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of interest, the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

3.1.4 Maintenance of Account Collateral.

(a) Borrower agrees that the Lockbox Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Lockbox Account and (iii) such that neither the Borrower nor Manager shall have any right of withdrawal from the Lockbox Account and no amounts shall be released to the Borrower or Manager from the Lockbox Account. Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Lockbox Account with a financial institution that has executed an agreement substantially in the form of the Cash Management Agreement or in such other form acceptable to Lender in its sole discretion.

(b) Borrower agrees that each of the Cash Management Account and the Reserve Funds is and shall be maintained:

(i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC),

(ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Cash Management Account and any Reserve Funds,

(iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Cash Management Account or the Reserve Funds and, except as provided herein, no amounts shall be released to Borrower from the Cash Management Account or the Reserve Funds,

(iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Cash Management Account or the Reserve Funds as “financial assets” and

(v) such that all securities or other property underlying any financial assets credited to the Cash Management Account and the Reserve Funds shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Account Collateral be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank.

Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Cash Management Account with a financial institution that has executed an agreement substantially in the form of the Cash Management Agreement or in such other form acceptable to Lender in its sole discretion.

3.1.5 Eligible Accounts. The Account Collateral shall be Eligible Accounts. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Account Collateral or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Cash Management Agreement. Borrower shall be the beneficial owner of the Account Collateral for federal income tax purposes and shall report all income on the Account Collateral.

3.1.6 Cash Management Bank. Lender shall have the right at Borrower’s sole cost and expense to replace the Cash Management Bank with a financial institution satisfactory to Lender in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Cash Management Agreement or (ii) the Cash Management Bank named herein is no longer the Cash Management Bank. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of a Cash Management Agreement and delivery of same to Lender.

3.1.7 Borrower’s Account Representations, Warranties and Covenants.

(a) Borrower represents, warrants and covenants that (i) on or prior to the date hereof, Borrower has delivered a letter directing all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to the Lockbox Account pursuant to an irrevocable direction letter approved by Lender and (ii) Borrower shall deliver an irrevocable direction letter substantially in such form or another form approved by Lender to Tenants under all Leases entered into after the date hereof.

(b) Borrower further represents, warrants and covenants that (i) Borrower shall cause Manager to deposit all amounts payable to Borrower pursuant to the Management Agreement directly into the Lockbox Account, (ii) Borrower shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Income not covered by the preceding subsection (a) within one Business Day after receipt thereof by Borrower or its Affiliates directly into the Lockbox Account and, until so deposited, any such amounts held by Borrower or Manager shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or Manager, (iii) there are no accounts other than the Account Collateral maintained by Borrower or any other Person with respect to Property or the collection of Rents, and (iv) so long as the Loan shall be outstanding, neither Borrower nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Account Collateral; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower pursuant to Section 3.1.2(b).

3.1.8 Account Collateral and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Account Collateral as Lender shall determine in its sole and absolute discretion to pay any Obligations, Operating Expenses and/or Capital Expenditures for the Property; (ii) all Excess Cash Flow shall be retained in the Cash Management Account or applicable Reserve Funds, and (iii) Lender may liquidate and transfer any amounts then invested in Permitted Investments to the Account Collateral to which they relate or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.

(c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

3.1.9 Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

3.1.10 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s or such other Person’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Lender does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

3.1.11 Lender’s Liability.

(a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.

(b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.12 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower represents and warrants on behalf of itself and, where applicable, the Guarantor, as of the Closing Date and as of the date of the second disbursement of the Loan made pursuant to Section 2.1.2 of this Agreement, that:

4.1.1 Organization. Borrower is a Delaware limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Guarantor is a Delaware limited partnership and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and the Guarantor has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except where the failure to be so qualified does not have a material adverse effect upon such property, businesses and operations. Each of Borrower and the Guarantor possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the management and operation of the Property. The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Schedule VII.

4.1.2 Proceedings. Each of Borrower and the Guarantor has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, each of Borrower and the Guarantor, as applicable, and constitute legal, valid and binding obligations of each of Borrower and the Guarantor, as applicable, enforceable against each of Borrower and the Guarantor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational document or other agreement or instrument to which Borrower or Guarantor is a party or by which any of Borrower’s or Guarantor’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Guarantor of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule III attached hereto, there are no material arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Guarantor or the Property. The actions, suits or proceedings identified on Schedule III, if determined against Borrower, Guarantor or the Property, would not materially and adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor or the condition or operation of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property which are permitted under the definition of a Single Purpose Entity and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to, or leasehold estate in, the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances. Borrower has good and marketable title to the remainder of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements or the leasehold estate therein, as applicable, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents. Borrower represents and warrants that none of the Permitted Encumbrances will materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the fair market value of the Property, (iii) the marketability of title to the Property, or (iv) the use or operation of the Property as presently used and operated as of the Closing Date and thereafter. Borrower shall preserve its right, title and interest in and to the Property for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement and the Loan Documents or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Manager, Guarantor or any constituent Person thereof in the last seven (7) years, and neither Borrower, Manager, Guarantor nor any constituent Person thereof in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Manager, Guarantor nor any of their constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Manager, Guarantor or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower or (ii) used in the operation of the business located on the Property, other than items owned by Manager or any Tenants.

4.1.10 No Plan Assets.

(a) Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a Plan) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and

(b) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To the best of Borrower’s knowledge, Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower is in compliance with the Patriot Laws.

4.1.12 Financial Information. All financial data including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Lender in respect of the Property in the aggregate (i.e. such representation is not made with respect to any data on any Individual Property as of the Closing Date or as of any date after the Closing Date on which the representations and warranties set forth in this Article IV are re-made or otherwise brought down in accordance with this Agreement) in connection with the Loan, (i) are true, complete and correct in all material respects, (ii) fairly and accurately represent the financial condition of the Borrower and the Property, taken as a whole, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein; provided, that the representation and warranty set forth above in this sentence is made to the best of the Borrower’s knowledge with respect to any such financial data prepared by a third party. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.13 Condemnation. Except as set forth on Schedule III hereto, no Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”

4.1.15 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of §1445(f)(3) of the Code.

4.1.17 Separate Lots. Each Individual Parcel is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Individual Parcel.

4.1.18 Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.20 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.

4.1.21 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.22 Use of Property. The Property is used exclusively for office, bank branch, bank operation center and retail purposes and other appurtenant and related uses.

4.1.23 Licenses. Except as described on the zoning reports for each Individual Property prepared by The Planning and Zoning Resource Corporation and delivered to Lender prior to the Closing Date, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property as office buildings, bank branches and bank operations centers (collectively, the Licenses), have been obtained and are in full force and effect, except where the failure to have any License would not reasonably be expected to have a material adverse effect on the current use and occupancy of the affected Individual Property. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as office buildings, bank branches and bank operations centers. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.24 Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1.7 is in full force and effect with respect to each such Individual Property.

4.1.25 Physical Condition. To the best of Borrower’s knowledge, and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s knowledge, and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.26 Boundaries. To the best of Borrower’s knowledge and in reliance on the Surveys, (a) all of the Improvements lie wholly within the boundaries and building restriction lines of the Land, (b) no improvements on adjoining properties encroach upon the Real Property, and (c) no easements or other encumbrances upon the Individual Property encroach upon any of the Improvements, except in each case where such encroachment would not have a material adverse effect on the value or marketability of the Real Property or, if it could have such an effect, where such encroachment is insured against by the Title Policy, or Lender has agreed to waive such encroachment by acceptance of the Title Policy.

4.1.27 Leases. The Property is not subject to any Leases other than the Leases described in the certified rent roll attached hereto as Schedule X and made a part hereof. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no material defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto (other than as expressly disclosed on the certified rent roll delivered to Lender or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto. No Rent has been paid more than one (1) month in advance of its due date, except as disclosed in the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Lender concurrently herewith. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part.

4.1.28 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been promptly paid, and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan have been or will be promptly made. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been or will be promptly paid and, under current Legal Requirements, each of the Security Instruments are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.29 Single Purpose Entity/Separateness.

(a) Since the date of its formation, Borrower has been a Single Purpose Entity, except for the entering into and performance by Borrower under (i) the documents identified on Schedule XIII hereto in connection with the warehouse financing with Deutsche Bank AG, Cayman Islands Branch, as agent, and LaSalle Bank, National Association, as collateral agent (it being understood that the proceeds of the Loan shall be used to repay such warehouse financing on the Closing Date), (ii) the documents identified on Schedule XIII hereto in connection with Borrower’s acquisition of certain assets and the conveyance of such assets by Borrower to one of its Affiliates, and (iii) the Indemnity Guaranty.

(b) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an Additional Non-Consolidation Opinion), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

4.1.30 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Manager is an affiliate of Borrower.

4.1.31 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.32 No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. All other written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. Except with respect to such representations and warranties contained in this Agreement or in any other Loan Document which are qualified as being made to the best of Borrower’s knowledge, all representations and warranties made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading.

4.1.33 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed by Borrower and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

4.1.34 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the Closing Date, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Labor. No organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property. Neither Borrower nor Manager (i) is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway

Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by the Borrower, Manager or any of its Affiliates.

4.1.37 Brokers. Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower shall indemnify and hold harmless the Lender from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.38. The provisions of this Section 4.1.38 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.38 No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore or simultaneously with the initial drawing hereunder repaid in full, other than the Permitted Debt.

4.1.39 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 20-1656923.

4.1.40 Leases and REAs. Borrower represents that it has heretofore delivered to Lender true, correct and complete copies of all Leases, Ground Leases and REAs and any and all amendments or modifications thereof. No events or circumstances exist which with or without the giving of notice, the passage of time or both, may constitute a default on the part of Borrower or, to the Borrower’s knowledge, any party thereto other than Borrower under any Leases, Ground Leases or REAs. Borrower or its predecessors have complied with and performed all of its or their material construction, improvement and alteration obligations with respect to the Property required as of the date hereof and any other obligations under the REAs, Ground Leases or the Leases that are required as of the date hereof have either been complied with or the failure to comply with the same does not and could not reasonably be expected to have a Material Adverse Effect. The REAs are in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REAs, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The REAs have not been modified, amended or supplemented except as set forth on Schedule IV.

4.1.41 Floating Interest Rate.

(a) Borrower acknowledges, agrees and understands that the floating rate for the Loan has been set at a spread to LIBOR that is below the rate that would otherwise be available to Borrower and that the fixed rate for the Loan will be slightly higher as a result.

(b) Borrower shall apply such accounting treatment to the Loan as it deems appropriate, after discussions with its independent outside auditors. Borrower shall make such disclosure of the Loan as it deems appropriate, after discussions with and with the advice of its outside counsel.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall at all times comply and cause the Property to be in compliance with all Legal Requirements applicable to the Borrower and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement. Borrower shall at all times comply with the Patriot Laws.

5.1.2 Intentionally Omitted.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Guarantor which, if determined adversely to Borrower or Guarantor would have a Material Adverse Effect.

5.1.4 Single Purpose Entity.

(a) Until the Indebtedness has been paid in full, Borrower shall be a Single Purpose Entity except as described in Section 4.1.29(a) of this Agreement.

(b) Borrower shall act independently of each of its Affiliates and conduct its business functions and operations and manage itself in all respects consistent with the representations, warranties and covenants contained in the Loan Documents to which it is a party relating to its separateness. Borrower shall take all steps necessary to make it apparent to third parties that Borrower is an entity with assets and liabilities distinct from those of any of its Affiliates.

(c) Borrower shall not commingle or pool any of its funds or other assets or any business functions with those of any other Person, nor maintain any joint bank account or other joint depository arrangement with any other Person. Borrower shall hold its assets in its own name and effectively ensure that its funds are clearly traceable at each step in any financial transaction involving such funds. Borrower shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with an Approved Bank.

(d) To the extent that Borrower jointly contracts with any of its Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower and any of its respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower) as would be conducted with third parties.

(e) Borrower shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(f) Borrower shall: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such manner that it is not costly, difficult, or time consuming to ascertain or identify them or segregate them from those of all other Person; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) to the extent it is a taxpayer, file its own tax returns or, if it is a member of a consolidated group, such consolidation shall be effected duly in accordance with generally accepted accounting principles and the Code and Borrower shall join in the consolidated return of such group as a separate member thereof; and (vi) not incur any indebtedness or assume or guarantee any indebtedness of any other Person, secured or unsecured, direct or indirect, fixed or contingent other than (A) the Loan and other indebtedness incurred under the Loan Documents, (B) indebtedness and other liabilities for trade payables and accrued expenses incurred in the ordinary course of business of operating the Property and (C) any other permitted indebtedness under the Loan Documents.

(g) Borrower shall, to the extent it has funds available, pay when due all of its own operating expenses, debts and obligations, including, without limitation, liabilities in respect of salaries of its employees and fair and reasonable allocations of overhead for any shared office space, shared services and services performed by employees of others, solely with its own funds, and Borrower shall not permit any Affiliate to use any of its funds to pay any of its operating expenses, debts, obligations or liabilities of Borrower.

(h) Borrower shall not make any loan or advance to any other Person; Borrower shall not receive or receive the benefit of any loan or advance from any other Person except as contemplated by the Loan Documents.

(i) Borrower shall not pledge its assets to or for the benefit of any Affiliate or, except as expressly contemplated by the Loan Documents, any other Person.

(j) Borrower shall not hold itself out as responsible for the debts of any Affiliate.

(k) Borrower shall maintain sufficient personnel in view of its contemplated business operations and will compensate such personnel from its own funds, to the extent funds are available, for services rendered to Borrower.

(l) In addition, for so long as any Indebtedness is outstanding, Borrower shall not consolidate with or merge with or into any other Person, nor sell all or substantially all of its assets (other than in connection with the repayment of the Indebtedness), nor institute proceedings to have itself adjudicated bankrupt or insolvent, nor consent to the institution of bankruptcy or insolvency proceedings with respect to itself, nor file a petition seeking nor consent to any reorganization or other debtor relief with respect to itself under any applicable federal or state law relating to bankruptcy or insolvency, nor consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official for itself or a substantial part of its property, nor make an assignment for the benefit of its creditors, nor admit in writing its inability generally to pay its debts as they become due, nor take any action in furtherance of any of the foregoing, nor, to the fullest extent its refraining from doing so is permitted by law, dissolve or liquidate itself or suffer any such dissolution or liquidation, except in each such case with the unanimous written consent of the Board (including all Independent Managers).

(m) Without in any way limiting the provisions of Section 5.1.4 above, the treatment of the Borrower for tax purposes only as an entity whose separate existence from its sole member is disregarded shall not in and of itself violate this Section 5.1.4.

5.1.5 Consents. If Borrower is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. If Borrower is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote. An affirmative vote of 100% of the directors, board of managers or members, as applicable, of Borrower shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower to do so or (ii) file an involuntary bankruptcy petition against any Affiliate, Manager, or any Affiliate of Manager. Furthermore, Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding, Borrower shall not be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Lender and, in connection with a Securitization, the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice or as otherwise permitted by the Leases, subject to such limitations on such access provided by the Leases.

5.1.7 Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

5.1.9 Perform Loan Documents.

(a) Borrower shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.

(b) Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.10 Insurance.

(a) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.

5.1.11 Further Assurances.

(a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request and at the sole cost and expense of Borrower, provide any new Opinions of Counsel required by the Rating Agencies in connection with a Securitization of the Loan with respect to any matters covered by any opinions given by Borrower’s counsel on the Closing Date.

(b) In addition, Borrower shall, at Borrower’s sole cost and expense:

(i) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(ii) execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Security Instrument on any Individual Property, Building Equipment or Intangible;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.12 Mortgage Taxes. Borrower shall pay all mortgage taxes, charges, filing, registration and recording fees, excises and levies and similar taxes payable with respect to the Note or the Liens created or secured by the Loan Documents.

5.1.13 Business and Operations.

(a) Borrower shall, and shall cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Management Agreement; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(b) Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which each parcel of the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own all Building Equipment and Personal Property which is necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated (except for such Building Equipment and Personal Property which is owned by the Tenants).

5.1.14 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation or Borrower’s corporate, or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least ten (10) Business Days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Cash Management Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least ten (10) Business Days prior to the date of such change). Borrower’s organizational identification number assigned by the State of Delaware is 3858721. Borrower shall promptly notify Lender of any change in its organizational identification number.

5.1.15 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. To the extent not paid to Lender under Lender’s Title Policy, Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.16 Costs of Enforcement. In the event (a) that this Agreement or any Security Instrument is foreclosed upon in whole or in part or that this Agreement or any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subsequent to any Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.17 Estoppel Statement.

(a) Borrower shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information with respect to the Borrower, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state either that no Event of Default exists hereunder or, if any Event of Default shall exist hereunder, specify such Event of Default and the steps being taken to cure such Event of Default.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of Lender’s request, tenant estoppel certificates from each Tenant in form and substance reasonably satisfactory to Lender, provided, that, so long as an

Event of Default has not occurred and is not continuing, Borrower shall not be required to deliver such certificates from any one tenant more frequently than two times in any calendar year and shall not be required to make a blanket request for estoppel certificates from all of the tenants at the Property more than one time in every twelve months.

5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances and (b) Liens permitted pursuant to the Loan Documents.

5.1.21 Leases and REAs. Borrower shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to the REAs and the Leases claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the REAs or the Leases.

5.1.22 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, Patriot Laws, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (Embargoed Person); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.23 Confirmation of Representations. Borrower shall deliver, in connection with the initial Securitization if such Securitization closes sixty (60) or more calendar days following the Closing Date (but not otherwise), an Officer’s Certificate certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization, subject to any exceptions thereto set forth in an attachment to such Officer’s Certificate.

5.1.24 Manager.

(a) Borrower shall notify Lender in writing (and shall deliver a copy of the proposed management agreement) of any entity proposed to be designated as a Qualified Manager of the Property not less than thirty (30) days before such Qualified Manager begins to manage the Property, and, if a Securitization or Securitizations shall have occurred, shall obtain prior to any appointment of a Qualified Manager a Rating Agency Confirmation, with respect to any proposed Qualified Manager;

(b) If (a) an Event of Default has occurred and is continuing or (b) the Manager shall become insolvent, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager in accordance with this Section 5.1.24 and shall deliver an acceptable Non-Consolidation Opinion covering such replacement Manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower; and

(c) Upon the retention of a Qualified Manager, Lender, and if a Securitization or Securitizations shall have occurred, the Rating Agencies, shall have the right to approve any new management agreement with such Qualified Manager (which approval by Lender shall not be unreasonably withheld or delayed).

Section 5.2 Negative Covenants.

From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Incur Debt. Incur, create or assume any Debt, other than Permitted Debt, without the consent of Lender, or Transfer or Lease all or any part of the Property or any interest therein, except as permitted in the Loan Documents;

5.2.2 Encumbrances. Incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower and shall not Transfer or permit the Transfer of any interest in Borrower except as permitted pursuant to Article VIII;

5.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto;

5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;

5.2.5 Partition. Partition any Individual Property;

5.2.6 Commingle. Commingle its assets with the assets of any of its Affiliates;

5.2.7 Guarantee Obligations. Guarantee any obligations of any Person;

5.2.8 Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents;

5.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Borrower remains a Single Purpose Entity;

5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;

5.2.11 Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or (ii) file or solicit the filing of an involuntary bankruptcy petition against Borrower, Manager or any Affiliate of Borrower or Manager, without obtaining the prior consent of all of the Independent Managers;

5.2.12 ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates;

5.2.14 Manager. Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed (provided, if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action): (i) materially modify, change, supplement, alter or amend the Management Agreement or waive or release any of its right and remedies under the Management Agreement that would have a Material Adverse Effect or (ii) replace the Manager with a Person other than a Qualified Manager.

5.2.15 Modify REAs. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute modifications to the REAs which could reasonably be expected to have a material adverse effect on the use, occupancy or value of the affected Individual Property;

5.2.16 Modify Cash Management Agreement. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned (and if a Securitization shall have occurred, a Rating Agency Confirmation obtained by Borrower), execute any modification to the Cash Management Agreement;

5.2.17 Zoning Reclassification. (a) Initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

5.2.18 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Lease as permitted by Section 8.8;

5.2.19 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Lockbox Account or Cash Management Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

5.2.20 Single-Purpose Entity. Fail to be a Single-Purpose Entity or take or suffer any action or inaction the result of which would be to cause Borrower to cease to be a Single-Purpose Entity.

VI. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense (whether directly or by the inclusion of such obligations as tenant obligations in the applicable Leases), keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement:

6.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, earthquake, vandalism, any type of windstorm or hail on the Improvements and the Personal Property, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. The amount of such “All Risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements and the Building Equipment. Each such insurance policy shall contain an agreed amount

(coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower is required to insure in accordance with any Lease. Lender shall be named “Loss Payee” on a “Standard Mortgagee Endorsement” and be provided not less than thirty (30) days advance notice of change in coverage, cancellation or non-renewal.

6.1.2 Liability Insurance. “General Public Liability” insurance, including, without limitation, “Commercial General Liability” insurance; “Owned” (if any), “Hired” and “Non Owned Auto Liability”; and “Umbrella Liability” coverage for “Personal Injury”, “Bodily Injury”, “Death, Accident and Property Damage”, providing in combination no less than $100,000,000 per occurrence and in the annual aggregate. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and “Products and Completed Operations Liability” coverage). All public liability insurance shall name Lender as “Additional Insured” either on a specific endorsement or under a blanket endorsement satisfactory to Lender.

6.1.3 Workers’ Compensation Insurance. Workers compensation and disability insurance as required by law.

6.1.4 Commercial Rents Insurance. “Commercial rents” insurance in an amount equal to eighteen (18) months actual rental loss plus a twelve (12) month extended period of indemnity endorsement and with a limit of liability sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover the actual loss of profits and rents sustained during the period of at least eighteen (18) months following the date of casualty. Such policies of insurance shall be subject only to exclusions that are acceptable to Lender and, if the Loan is the subject of a Securitization, the Rating Agencies; provided, however, that such exclusions are reasonably consistent with those required for loans similar to the Loan provided herein. Such insurance shall be deemed to include “loss of rental value” insurance where applicable. The term “rental value” means the sum of (A) the total then ascertainable Rents payable under the Leases and (B) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of Tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Property then not being occupied.

6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the relevant Individual Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as Lender may request, in form and substance acceptable to Lender).

6.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any Lease on a replacement cost basis. The minimum amount of limits to be provided shall be $10,000,000 per accident.

6.1.7 Flood Insurance. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Property. Lender reserves the right to require flood insurance in excess of that available under the Federal Flood Insurance plan.

6.1.8 Terrorism Insurance. Terrorism insurance, including insurance coverage relating to the acts of terrorist groups or individuals, in an amount not less than one hundred percent (100%) of the replacement cost value of the Improvements and the Building Equipment and including “commercial rents” insurance covering a period of restoration of at least eighteen (18) months in form and substance acceptable to Lender. Borrower agrees that if any property insurance policy covering the Property provides for any exclusions of coverage for acts of terrorism, then a separate terrorism insurance policy in the coverage amount required under this Section and in form and substance acceptable to Lender will be obtained by Borrower for the Property.

6.1.9 Environmental Insurance. Environmental liability insurance policies, which shall be non-cancelable at any time prior to the Maturity Date, against any and all claims, including, without limitation, unknown environmental hazards requiring remediation as of the date of this Agreement and known environmental conditions not requiring remediation as of the date of this Agreement, in an amount of not less than $5,000,000 per loss or $10,000,000 in the aggregate arising out of or connected with the presence of any Hazardous Materials at the Property. Lender shall be named in such environmental insurance as an additional insured and the environmental insurance policy shall provide that it shall be assignable to Lender upon a foreclosure or assignment in lieu of foreclosure of the Security Instrument.

6.1.10 Seismic Insurance. Seismic (i.e. earthquake) insurance with respect to any Individual Property with a maximum probable loss (i.e. PML) above 20%.

6.1.11 Other Insurance. At Lender’s reasonable request, such other insurance with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property.

6.1.12 Ratings of Insurers. Borrower shall maintain the insurance coverage described in Section 6.1.1 through Section 6.1.11, in all cases, with one or more domestic primary insurers reasonably acceptable to Lender, having claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies, provided that, with respect to any layered or quota share insurance policy for the insurance that is issued by more than five (5) insurers, the requirements of this clause (x) will be satisfied if at least sixty percent (60%) of the limits provided shall be with insurers that meet such claims-paying-ability and financial strength ratings. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.

6.1.13 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are satisfactory to Lender (and Lender shall have the right to approve amounts, form, risk coverage, deductibles, loss payees and insureds). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to Lender and originals or certified copies of all such policies shall be delivered to Lender when the same are available (but no later than ninety (90) days after the date hereof) and shall be held by Lender. All policies shall name Lender as an additional insured, shall provide that all Proceeds (except with respect to Proceeds of general liability and workers’ compensation insurance) be payable to Lender as and to the extent set forth in Section 6.2, and shall contain:

(i) a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower;

(ii) a waiver of subrogation endorsement in favor of Lender;

(iii) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy;

(iv) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and

(v) a provision that such policies shall not be canceled, terminated or expire without at least thirty (30) days’ prior written notice to Lender, in each instance.

No insurance policy required hereunder shall include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals. Each insurance policy shall contain a provision whereby the insurer:

(vi) agrees that such policy shall not be canceled or terminated, the coverage, deductible, and limits of such policy shall not be modified, other provisions of such policy shall not be modified if such policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such policy shall not be canceled or fail to be renewed, without in each case, at least thirty (30) days prior written notice to Lender,

(vii) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and

(viii) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.

6.1.14 Certificates. Borrower shall deliver to Lender annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Borrower’s insurance agent stating that the insurance policies required to be delivered to Lender pursuant to this Section 6.1 are maintained with insurers who comply with the terms of Section 6.1.12, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under this Section 6.1, and stating that Borrower has paid such premiums. Certificates of insurance with respect to all replacement policies shall be delivered to Lender not less than fifteen (15) Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Upon the request of Lender, Borrower shall deliver to Lender originals (or certified copies) of such replacement insurance policies on or before the earlier to occur of (i) ninety (90) days after the request therefor from Lender and (ii) five (5) Business Days after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance and certified copies or originals required by this Agreement, upon five (5) Business Days’ prior notice to Borrower, Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters. Borrower agrees that any replacement insurance policy required hereunder shall not include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals.

6.1.15 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.

6.1.16 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1. Upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by zip code, city (if available, otherwise, county) and state of the properties, and (iii) such other information as Lender may reasonably request.

Section 6.2 Condemnation and Insurance Proceeds.

6.2.1 Notification. Borrower shall promptly notify Lender in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (ii) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

6.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof (collectively, Proceeds), in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are hereby assigned by Borrower to Lender and, except as otherwise herein provided, shall be paid to the Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount. Whether or not an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a request for reimbursement by Lender accompanied by an invoice and other evidence of such costs, fees and expenses in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount, the amount by which such Proceeds exceeds the Casualty Amount shall be forthwith paid directly to and held by Lender in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Lender requesting Borrower to file and/or prosecute such insurance claim, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this Section 6.2). Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, unless an Event of Default has occurred and is continuing hereunder, to the extent any Proceeds do not exceed the Casualty Amount, such Proceeds are to be paid directly to Borrower to be applied to the restoration of the Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.4 shall be deposited directly to the Lockbox Account as revenue of the Property).

6.2.3 Lender to Take Proceeds. If

(i) the Proceeds with respect to any affected Individual Property shall exceed 20% of the related Allocated Loan Amount or the Proceeds with respect to the Property in aggregate exceed 25% of the Principal Amount;

(ii) an Event of Default shall have occurred and be continuing;

(iii) a Total Loss with respect to Property shall have occurred;

(iv) the Work is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the Maturity Date and the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire (the Cut-Off Date);

(v) the Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect;

(vi) Leases demising in the aggregate less than 50% of the total rentable space in the affected Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty remain in full force and effect during and after the completion of the restoration; or

(vii) Lender reasonably determines that upon the completion of the restoration, the gross cash flow and the net cash flow of the Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, debt service on the Note at a coverage ratio (after deducting all required reserves as required by Lender from net operating income) of at least 1.59 to 1.0, which coverage ratio shall be determined by Lender in its sole and absolute discretion;

then in any such case, all Proceeds shall be paid over to Lender (if not paid directly to Lender) and any Proceeds remaining after reimbursement of Lender’s or its agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including, without limitation, reasonable out-of-pocket administrative costs and inspection fees)

shall be applied by Lender to prepay the Indebtedness (without payment of any Liquidated Damages Amount), except to the extent Borrower is required to apply such Proceeds to restore the Property pursuant to the BofA Lease and does not have the right to elect not to restore the Property in accordance with the provisions thereof and the balance, if any shall be paid to Borrower and, if such Proceeds shall equal or exceed the Release Price applicable to the affected Individual Property, such payment shall be treated as payment of such Release Price and, upon satisfaction of the requirements of Section 8.7 (other than Section 8.7(i), (ii), (vi) and (vii)), such Individual Property shall be a Release Property.

6.2.4 Borrower to Restore.

(a) Promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the Work). The plans and specifications shall require that the Work be done in a first-class workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty. Subject to Borrower’s rights pursuant to Section 2.3.3 to cause the Property to be released from the Liens of the Security Instrument, Borrower shall be obligated to restore the Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if applicable, the Proceeds shall be made available to Borrower by Lender in accordance with this Agreement.

(b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to Section 6.2.3, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses actually incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within ten (10) Business Days after request for reimbursement by Lender) available to Borrower for payment of or reimbursement of Borrower’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii), (iii) and (iv) below and in Section 6.2.5:

(i) at the time of loss or damage or at any time thereafter while Borrower is holding any portion of the Proceeds, there shall be no continuing Event of Default;

(ii) if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in clause (iii) below) shall exceed the Proceeds (a Deficiency) and for so long as a Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower delivers to Lender evidence of Borrower’s ability to meet such Deficiency and which is reasonably satisfactory to Lender and satisfactory to the Rating Agencies (if the Loan is the subject of a Securitization);

(iii) Each of Lender and the Independent Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and

(iv) Lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Independent Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

6.2.5 Disbursement of Proceeds.

(a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of

(i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, (1) requesting such payment or reimbursement, (2) describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, (3) certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, and (4) certifying that no notices of pendancy, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by the applicable State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the work exist which have not been either fully bonded to the satisfaction of Lender, discharged of record, or fully insured to the satisfaction of Lender by the Title Company that issued the Title Policy;

(ii) evidence reasonably satisfactory to Lender that all materials installed and work and labor performed in connection with such Work have been paid for in full; and

(iii) an Independent Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work.

No payment made prior to the final completion of the Work, as certified by the Independent Architect, except for payment made to contractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the applicable State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, Lender shall apply such excess Proceeds with respect to the Taking of or casualty to the Property to the payment or prepayment of all or any portion of the Indebtedness secured hereby without penalty or premium, and any balance thereof, shall be paid over to Borrower.

VII. IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

Section 7.1 Borrower to Pay Impositions and Other Charges. Except for any Impositions to be paid directly by Bank of America, N.A. pursuant to the BofA Lease, Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower shall deliver to Lender annually, no later than fifteen (15) Business Days after the first day of each Fiscal Year of Borrower, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such Fiscal Year attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, Lender, on behalf of Borrower, shall pay or direct the Cash Management Bank to pay, all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto, to the extent funds in the Tax Escrow Fund are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

Section 7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Liens of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender on demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).

Section 7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or Other Charge or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower at its own expense is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding:

(i) no Default or Event of Default shall exist and be continuing hereunder,

(ii) Borrower shall keep Lender informed of the status of such contest at reasonable intervals,

(iii) with respect to any Ground Lease, Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Security Instrument;

(iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances;

(v) Borrower shall promptly upon final determination thereof pay the amount of any such Impositions or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith;

(vi) if Borrower is not providing security as provided in clause (vii) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable,

(vii) either (x) such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or (y) the Imposition or Lien is bonded,

(viii) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and

(ix) in the case of Impositions and Liens which are not bonded in excess of $500,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 125% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest.

Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time any Individual Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being sold, terminated, cancelled, forfeited or lost or Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Agreement being primed by any related Lien.

VIII. TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

Section 8.1 Restrictions on Transfers. Unless such action is permitted by the provisions of this Article VIII, Borrower shall not, and shall not permit any other Person holding any direct or indirect ownership interest in Borrower or the Property to, except with the prior written consent of Lender, (i) Transfer all or any part of the Property, (ii) permit any Transfer (directly or indirectly) of any interest in Borrower, or (iii) permit any merger, consolidation or reorganization of Borrower, First States Group, L.P. or American Financial Realty Trust.

Section 8.2 Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Liens of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Borrower (and not so disposed of) shall be subject to the Liens of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Liens of the Security Instrument.

Section 8.3 Immaterial Transfers and Easements, etc. Borrower may, without the consent of Lender, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Taking or such Transfer from the Liens of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of a Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(a) a copy of the instrument or instruments of Transfer;

(b) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and

(c) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such Transfer.

Section 8.4 Intentionally Omitted.

Section 8.5 Permitted Interest Transfers.

(a) Except as provided in Section 8.5(b) and 8.5(c), a Transfer (but not a pledge or encumbrance) of a direct or indirect beneficial interest in Borrower shall be permitted without Lender’s consent if (i) following such Transfer, one hundred percent (100%) of the direct and indirect beneficial interests in Borrower are owned by First States Group, L.P.; (ii) following such Transfer, American Financial Realty Trust, directly or indirectly, owns one hundred percent (100%) of the beneficial interests in all of the general partners of First States Group, L.P.; (iii) following such Transfer, no Person or group of Persons acting in concert, other than American Financial Realty Trust and Persons directly or indirectly wholly owned by American Financial Realty Trust, (1) acquires in the aggregate with prior holdings in First States Group, L.P. more than forty-nine percent (49%) of the beneficial interests in First States Group, L.P. or (2) acquires direct or indirect management control of First States Group, L.P.; (iv) Lender receives at least thirty (30) days prior written notice thereof; and (v) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing. Lender may condition its consent to any Transfer, which when taken together with all other Transfers, involves more than forty-nine percent (49%) of the direct or indirect beneficial interests in Borrower, prior to such Transfer, upon the delivery by Borrower of a Additional Non-Consolidation Opinion in a form satisfactory to Lender.

(b) Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, Section 8.5(a) shall not restrict the right of (i) any shareholder in American Financial Realty Trust to Transfer its shares in American Financial Realty Trust or to cause or permit its interest in American Financial Realty Trust to be redeemed or (ii) any limited partner of First States Group, L.P. (other than American Financial Realty Trust) to Transfer its limited partnership interest in First States Group, L.P. or to cause or permit its limited partnership interest in First States Group, L.P. to be redeemed; provided, that any such Transfer or redemption in connection with a merger, consolidation or reorganization of American Financial Realty Trust or First States Group, L.P. where American Financial Realty Trust or First States Group, L.P. will not be the surviving entity shall be subject to the proviso to Section 8.5(c) below.

(c) Any Transfer of any direct or indirect beneficial interest in Borrower, First States Group, L.P. or American Financial Realty Trust, other than as permitted in Section 8.5(a), or (b), shall require the prior written consent of Lender, which may be granted or withheld in Lender’s sole and absolute discretion; provided, that in the event the Loan is subject to a Securitization, Lender’s consent shall not be required, in connection with a merger, consolidation or reorganization of American Financial Realty Trust or First States Group, L.P. where American Financial Realty Trust or First States Group, L.P. shall not be the surviving Person, if (i) Borrower delivers an Additional Non-Consolidation Opinion in a form satisfactory to Lender and (ii) and either (1) Borrower delivers a Rating Agency Confirmation to Lender with respect to such Transfer, or (2) the surviving Person following such merger, consolidation or reorganization (A) has a net worth of $500,000,000 or more (exclusive of the Property), (B) has total assets of $1,500,000,000 or more (exclusive of the Property), and (C) has a substantial portion of its business involving the ownership and operation of institutional office and related properties, as reasonably determined by Lender or the Rating Agencies.

Section 8.6 Deliveries to Lender. Not less than thirty (30) days prior to the closing of any transaction subject to the provisions of this Article VIII (other than as expressly provided in Section 8.5), Borrower shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.

Section 8.7 Release of Properties. Borrower shall have the right to obtain a release of one or more of the Individual Properties (each, a Property Release and such Individual Property being a Release Property) in whole, but not in part, from the Lien of the Security Instrument (1) at any time during the Prepayment Period with respect to any Individual Property and (2) at any time following the expiration of the Defeasance Lockout Period with respect to any Individual Property in connection with a Defeasance consummated in accordance with Article IX, provided that in any case all of the following conditions are satisfied:

(i) Borrower delivers a Prepayment Notice with respect to such Property Release no less than ten (10) Business Days prior to the proposed date of such Property Release (the Release Date). In no event shall a Property Release occur (and Lender shall have no obligation to release any Individual Property) on a date that is not a Release Date.

(ii) The Individual Property to be released shall be conveyed to a Person other than the Borrower or any of its Affiliates. If the Individual Property to be released is subject to the BofA Lease, then the release shall be made in accordance with and subject to the terms of the BofA Lease and such Individual Property shall be released from the BofA Lease and be made subject to a separate lease.

(iii) On such Release Date, concurrently with Lender’s release of such Release Property, (1) if the Release Date occurs prior to the expiration of the Prepayment Period, Borrower shall repay a portion of the Principal Amount equal to the Release Price applicable to the Release Property (provided no releases pursuant to this clause (1) will be permitted during the Prepayment Period once Borrower has made an aggregate of $19,220,000 in prepayments and no Releases pursuant to clause (1) or (2) of this Section 8.7(iii) shall be permitted during the period commencing at the expiration of the Prepayment Period through the expiration of the Defeasance Lockout Period), (2) if such Release Date occurs following the expiration of the Defeasance Lockout Period, Borrower satisfies the Defeasance requirements pursuant to Article IX with respect to the applicable Individual Property which is such Release Property, including, without limitation, providing Lender with Defeasance Collateral that satisfies the Defeasance Collateral Requirement with respect to such Release Property and (3) Borrower pays all other amounts required to be paid pursuant to Section 2.3.1(e) and (f) of this Agreement.

(iv) No Event of Default shall have occurred and is then continuing on the date on which Borrower delivers the Prepayment Notice and on the Release Date.

(v) Upon satisfaction of the requirements contained in this Section 8.7, Borrower shall submit to Lender not less than one (1) Business Day prior to the Release Date for execution and delivery by Lender, a release of Liens (and related Loan Documents) for each applicable Release Property in a form customary in the applicable state and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (collectively, Release Instruments) for the Release Property (for execution by Lender) together with an Officer’s Certificate certifying that (1) the Release Instruments are in compliance with all Legal Requirements, (2) the release to be effected will not violate the terms of this Agreement, and (3) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents with respect to the Individual Properties and other collateral not being released.

(vi) Lender shall have received evidence reasonably acceptable to Lender that

(1) the Release Property shall constitute a separate conveyable legal parcel in accordance with the subdivision map act or the equivalent thereof in the jurisdiction of the applicable Release Property or other relevant granted government approvals in such jurisdiction;

(2) to the extent any easements benefiting or burdening such Release Property are necessary or appropriate for the use or operation of the other Individual Properties that are not subject to the Property Release (such remaining Individual Properties, the Remaining Property), such easements shall have been granted or reserved prior to or at the time of the release or reconveyance of such Release Parcel;

(3) at the time of, but not prior to, any Property Release, each Release Property shall be transferred to a person or entity that does not result in a breach of Borrower’s obligation to be a Single Purpose Entity; and

(4) if the Release Property is less than an entire Individual Property, (A) the Remaining Property shall remain legal parcels in compliance in all material respects with all Legal Requirements, zoning, subdivision, land use and other applicable laws and regulations, (B) Lender shall have received satisfactory evidence that any tax, bond or assessment that constitutes a Lien against the Release Property has (i) prior to such Property Release, been properly allocated between the Release Property and the Remaining Property and (ii) after such Property Release, will be properly assessed against the Release Property and the Remaining Property separately; and (C) Lender shall have received such endorsements to the Title Policy (or substantially equivalent assurance) for the applicable Remaining Property as Lender may reasonably require confirming continuing title insurance and that (i) the Security Instrument constitutes a first priority lien (subject to Permitted Encumbrances) on the Remaining Property after the Property Release, (ii) the Remaining Property constitutes a separate tax lot or tax lots and (iii) such Property Release shall not result in the Remaining Property ceasing to comply in all material respects with all applicable Legal Requirements, zoning, land use and subdivision laws.

(vii) Borrower shall execute and deliver such other instruments, certificates, Opinions of Counsel and documentation as Lender and, if the Loan is the subject of a Securitization, the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modification or supplements to any of the Loan Documents and partial release endorsements to the Title Policy.

(viii) Borrower shall pay for any and all reasonable out of pocket costs and expenses incurred in connection with any proposed release, including Lender’s reasonable attorneys’ fees and disbursements and all title insurance premiums for any endorsements to the Title Policy reasonably required by Lender in connection with such proposed Property Release; and

(ix) Prior to the Release Date, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that all amounts owing by Borrower to any parties in connection with the transaction relating to the proposed Property Release have been paid in full, or are simultaneously paid in full at the Release Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction.

Section 8.8 Leases.

8.8.1 New Leases and Lease Modifications. Except as otherwise provided in this Section 8.8, Borrower shall not (x) enter into any Lease (a New Lease) or (y) consent to the assignment of any Lease (unless required to do so by the terms of such Lease) that releases the original Tenant from its obligations under the Lease, or (z) modify any Lease, accept a surrender of any portion of the Property subject to a Lease (unless such surrender is required by law or the applicable Lease), allow a reduction in the term of any Lease or a reduction in the Rent payable under any Lease, change any renewal provisions of any Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant, or terminate any Lease (any such action referred to in clauses (y) and (z) being referred to herein as a Lease Modification) without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Any New Lease or Lease Modification that requires Lender’s consent shall be delivered to Lender for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification. Any such request for consent or approval shall state in prominent bold-faced type that “YOUR RESPONSE TO THIS REQUEST FOR CONSENT OR APPROVAL IS REQUIRED WITHIN SEVEN (7) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST.” In the event Lender fails to respond to such first request for consent or approval with respect to any New Lease or Lease Modification, Borrower shall send Lender a second request for such consent or approval, which second request shall state in prominent bold-faced type that “THIS IS A SECOND REQUEST FOR YOUR CONSENT OR APPROVAL. YOUR RESPONSE TO THIS SECOND REQUEST FOR CONSENT OR APPROVAL IS REQUIRED WITHIN THREE (3) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN (3) BUSINESS DAYS WILL BE DEEMED TO BE YOUR APPROVAL OF THE CONSENT TO THE NEW LEASE OR LEASE MODIFICATION REQUESTED IN THIS NOTICE.” In the event Lender fails to respond to a second request for any consent or approval that includes the notice required herein within three (3) Business Days after Lender’s receipt of such second request, such failure shall be deemed an approval of the matter for which the second request is delivered.

8.8.2 Leasing Conditions. Subject to terms of this Section 8.8, provided no Event of Default shall have occurred and be continuing, Borrower may enter into a New Lease or Lease Modification, without Lender’s prior written consent, that satisfies each of the following conditions:

(a) such New Lease is written on the standard form of lease to be approved by Lender within thirty (30) days of the date hereof (the Standard Form of Lease), with only such changes as are commercially reasonable given the then-current market conditions, none of which changes shall violate the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease;

(b) with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 15,000 net rentable square feet of the Property;

(c) the term of such New Lease or Lease Modification, as applicable, does not exceed 240 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals), provided that the rental rate during each such option term is at least equal to the greater of (x) 95% of the prevailing market rate as of the commencement of such option term and (y) during the first such option term, the rental rate in effect under such New Lease or Lease Modification, as applicable, during the initial term, and during the second such option term, the rental rate in effect under such New Lease or Lease Modification, as applicable, during the first option term;

(d) the rental rate under such New Lease or Lease Modification, as applicable, is at least equal to 95% of the then prevailing market rate;

(e) such New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;

(f) the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower (other than any property management offices);

(g) the New Lease or Lease Modification, as applicable, does not impose any burden, duty or liability on Borrower that is materially greater than is provided in the Standard Form of Lease subject to clause (a) above other than rent concessions and tenant improvement allowances which are consistent with the then current market conditions;

(h) the New Lease or Lease Modification, as applicable, does not contain any provision whereby the Rent payable thereunder would be based, in whole or in part, upon the net income or profits derived by any Person from the Property (which, for the avoidance of doubt, does not include percentage rent);

(i) the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Lender in accordance with the terms hereof;

(j) the New Lease or Lease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; and

(k) the New Lease or Lease Modification, as applicable satisfies the requirements of Section 8.8.7 and Section 8.8.8.

8.8.3 Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Lender an executed copy of the Lease and an additional copy marked to show all changes from the Standard Form of Lease.

8.8.4 Lease Amendments. Borrower agrees that it shall not have the right or power, as against Lender without its consent, to cancel, abridge, amend or otherwise modify any Lease unless such modification complies with this Section 8.8; provided that notwithstanding the foregoing, so long as an Event of Default has not occurred and is not continuing, the Borrower shall be permitted to retain and not turn over to the Lender any termination fees payable by a Tenant to the Borrower in connection with a Lease Modification which is a termination of the related Lease that has been consented to by the Lender.

8.8.5 Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and such deposits, to the extent made with a letter of credit shall be delivered to Lender. Within ten (10) Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.8.5, together with a statement of the location and account number of the account in which such security deposits are held. The rent roll delivered to Lender identifies all security deposits and the amounts thereof, currently in Borrower’s possession. In the event any Tenant has the right to receive a refund of its security deposit pursuant to the terms of such Tenant’s Lease, Borrower shall promptly return the same to the applicable Tenant.

8.8.6 No Default Under Leases. Borrower shall (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases and the REAs, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Lender, any right to request from the Tenant under any Lease, or the party to any REAs, a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).

8.8.7 Subordination. All New Leases entered into by Borrower after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to Lender or any other Person succeeding to the interests of Lender upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.8.

8.8.8 Attornment. Each New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Lease (but the Lender, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Lender’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower, (iv)

any obligation under such Lease to maintain a fitness facility at the Property, (v) any obligation on Borrower’s part, pursuant to such Lease, to perform any tenant improvement work or (vi) any obligation on Borrower’s part, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Lease shall also provide that, upon the reasonable request by Lender or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

8.8.9 Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, in a form approved by Lender (a Non-Disturbance Agreement), with any Tenant (other than an Affiliate of Borrower) entering into a New Lease for which Lender’s prior written consent is required by this Section 8.8 and has been obtained, within ten (10) Business Days after written request therefor by Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 8.8. All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower (in advance, if requested by Lender).

IX. DEFEASANCE.

Section 9.1 Defeasance and Release.

(a) On any Payment Date after the expiration of the Defeasance Lockout Period and prior to the Prepayment Lockout Release Date, provided that no Event of Default has occurred and is continuing and all of the conditions set forth in Section 9.1(b) are complied with, Borrower shall have the right to obtain a release of the Liens of the Security Instrument and the Assignment of Leases on either an Individual Property that has not been subject to a prior Property Release or all of the Individual Properties that have not been subject to prior Property Releases pursuant to and in accordance with the requirements of Section 8.7, upon at least thirty (30) days prior written notice (or such shorter period of time as Lender permits in its sole discretion) and upon satisfaction of the following (such a release, after satisfaction of the other provisions of this Section 9.1(a), a Defeasance):

(i) if only a portion of the Loan is the subject of the Defeasance, Borrower shall prepare all necessary documents to modify this Agreement, and to amend and restate the Notes and issue, with respect to each Individual Property that is the subject of a Defeasance, a substitute note in form and substance reasonably acceptable to Lender, dated as of the date of the Defeasance (which must be on a Payment Date), payable to Lender, having a principal balance equal to the Defeasance Collateral Requirement Percentage of the Allocated Loan Amount of the Individual Property which is the Release Property in connection with such Defeasance (each a Defeasance Note) and a series of other notes having an aggregate principal balance equal to the undefeased portion of the Loan (each an Undefeased Note). For purposes of determining the principal balance of each individual Undefeased Note, the principal amount of each Defeasance Note shall be applied on a pro rata basis to reduce the principal amount of each Undefeased Note. Each Defeased Note and Undefeased Note shall otherwise have terms identical to the Notes, except that a Defeased Note cannot be the subject of any further Defeasance Event.

(ii) Borrower shall execute and deliver a pledge and security agreement (the Defeasance Security Agreement), in form and substance reasonably acceptable to Lender, dated as of the date of the Defeasance (which must be on a Payment Date), in favor of the Lender, pursuant to which the Lender is granted a perfected first priority security interest in the Defeasance Collateral.

(iii) In connection with any Defeasance, Borrower may at its option, or if so required by the Lender or, if the Loan is the subject of a Securitization, applicable Rating Agencies shall, establish or designate a successor entity (Successor Borrower) acceptable to Lender and, if the Loan is the subject of a Securitization, the Rating Agencies, which shall be a single purpose bankruptcy remote entity, and Borrower shall transfer and assign all obligations, rights and duties under and to the Defeased Note(s), together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Defeased Note(s) and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay One Thousand and 00/100 Dollars ($1,000) to any such Successor Borrower as consideration for assuming the obligations under the Defeased Note(s) and the Security Agreement.

(iv) if a Securitization has occurred, Borrower shall deliver a Rating Agency Confirmation.

(v) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 9.1 have been satisfied and that the information delivered to Lender for purposes of making the calculations referred to in Section 9.1(a)(vii) below is true and correct.

(vi) Borrower shall have paid to Lender all accrued and unpaid interest on the Principal Amount of the Loan, together with all other sums (not including scheduled interest or principal payments) then due under this Agreement, the Security Instruments and the other Loan Documents.

(vii) The Lender shall have determined that the Loan to Value Test is satisfied and the Release DSCR Test is satisfied.

(viii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance, including (A) any costs and expenses associated with a release of the Lien of the Security Instrument as provided in Section 2.3.3 hereof, (B) reasonable accountants and attorneys’ fees and expenses incurred in connection with the Defeasance, (C) the costs and expenses of the Rating Agencies, if the Loan is the subject of a Securitization, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the Defeasance (including any costs and expenses incurred or to be incurred in the purchase of the Defeasance Collateral) and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees.

(b) With respect to a Defeasance pursuant to Section 9.1(a), the Borrower shall deposit the Defeasance Collateral in accordance with Section 9.1(b)(ii) to the Defeasance Collateral Account. Defeasance shall be permitted at such time as all of the following events shall have occurred:

(i) the Defeasance Collateral Account shall have been established pursuant to Section 9.1(e);

(ii) Borrower shall have delivered or caused to have been delivered to Lender the Defeasance Collateral for deposit into the Defeasance Collateral Account such that it will satisfy the Defeasance Collateral Requirement at the time of delivery and all such Defeasance Collateral, if in registered form, shall be registered in the name of Lender or its nominee (and, if registered in nominee name endorsed to Lender or in blank) and, if issued in book-entry form, the name of Lender or its nominee shall appear as the owner of such securities on the books of the Federal Reserve Bank or other party maintaining such book-entry system;

(iii) Borrower shall have granted or caused to have been granted to Lender a valid perfected first priority security interest in the Defeasance Collateral and all proceeds thereof;

(iv) Borrower shall have delivered or caused to be delivered to Lender an Officers’ Certificate, dated as of the date of such delivery (x) that sets forth the aggregate face amount or unpaid principal amount, interest rate and maturity of all such Defeasance Collateral, a copy of the transaction journal, if any, or such other notification, if any, published by or on behalf of the Federal Reserve Bank or other party maintaining a book-entry system advising that Lender or its nominee is the owner of such securities issued in book-entry form, and (y) that states that:

(1) Borrower owns the Defeasance Collateral being delivered to Lender free and clear of any and all Liens, security interests or other encumbrances (other than the Defeasance Security Agreement), and has not assigned any interest or participation therein (or, if any such interest or participation has been assigned, it has been released), and Borrower has full power and authority to pledge such Defeasance Collateral to Lender;

(2) such Defeasance Collateral consists solely of Defeasance Eligible Investments;

(3) such Defeasance Collateral satisfies the Defeasance Collateral Requirement, determined as of the date of delivery; and

(4) the information set forth in the schedule attached to such Officer’s Certificate is correct and complete in all material respects as of the date of delivery (such schedule, which shall be attached to and form a part of such Officer’s Certificate, shall demonstrate satisfaction of the requirement set forth in clause (2) above, in a form reasonably acceptable to Lender);

(v) Borrower shall have delivered a certificate of Borrower’s independent certified public accountant certifying that the Defeasance Collateral purchased in connection with the Defeasance generates monthly amounts equal to or greater than the Defeasance Collateral Requirement and that such amounts are generated in each month prior to the related Payment Date (or in the case of the payment due on the Maturity Date, prior to the Maturity Date) in each such month;

(vi) Borrower shall have delivered or caused to be delivered to Lender a Rating Agency Confirmation, if a Securitization has occurred, and such other documents and certificates as Lender or the Rating Agencies, may reasonably request, including a Non-Disqualification Opinion and Opinions of Counsel demonstrating that Borrower has satisfied the provisions of this Section 9.1(b) (including, but not limited to, an Opinion of Counsel stating, among other things, that Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable in accordance with its terms).

(c) For purposes of determining whether sufficient amounts of Defeasance Collateral are on deposit in the Defeasance Collateral Account, there shall be included only payments of principal and predetermined and certain income thereon (as reasonably determined by Lender and agreed to by Borrower without regard to any reinvestment of such amounts) that will occur on a stated date for a stated payment on or before the dates when such amounts may be required to be applied to pay the principal and interest when due on the Defeasance Notes (and/or any substitute notes, as applicable), including, without limitation, the outstanding principal balance of the Defeasance Notes (and/or any substitute notes, as applicable) as of the Maturity Date.

(d) Upon or after the delivery of Defeasance Collateral in accordance with Section 9.1(b) and the satisfaction of all other conditions provided for in this Section 9.1, Lender shall enter into appropriate release documentation.

(e) On or before the date on which Borrower delivers Defeasance Collateral to Lender pursuant to Section 9.1(b), Borrower shall open at any Eligible Institution (or other bank subject to the next sentence hereof) at the time and acting as custodian for Lender, a defeasance collateral account (the Defeasance Collateral Account) which shall at all times be an Eligible Account, in which Borrower shall grant to Lender or reconfirm the grant to Lender of a security interest. The Defeasance Collateral Account shall contain (i) all Defeasance Collateral delivered by Borrower pursuant to Section 9.1(b), (ii) all payments received on Defeasance Collateral held in the Defeasance Collateral Account and (iii) all income or other gains from investment of moneys or other property deposited in the Defeasance Collateral Account. All such amounts, including all income from the investment or reinvestment thereof, shall be held by Lender, subject to withdrawal by Lender for the purposes set forth in this Section 9.1. Borrower shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return.

(f) Lender shall withdraw, draw on or collect and apply the amounts that are on deposit in the Defeasance Collateral Account to pay when due the principal and all installments of interest and principal on the Defeasance Notes. Funds and other property in the Defeasance Collateral Account shall not be commingled with any other monies or property of Borrower or any Affiliate of Borrower. Lender shall not in any way be held liable by reason of any insufficiency in the Defeasance Collateral Account.

(g) Borrower and Lender shall enter into any appropriate amendments to the Loan Documents necessitated by a Defeasance of the Loan, such amendments to be in form and substance reasonably acceptable to both Borrower and Lender.

X. MAINTENANCE OF PROPERTY; ALTERATIONS

Section 10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, including by enforcement of the provisions of the BofA Lease, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

Section 10.2 Conditions to Alteration. Subject to the proviso to this sentence, Borrower shall have the right, without Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an Alteration) so long as either (a) Bank of America, N.A. is permitted to undertake such Alteration without the consent of Borrower pursuant to the BofA Lease or (b):

(i) no Event of Default shall have occurred and be continuing,

(ii) Borrower provides Lender with prior written notice of any Material Alteration, and

(iii) such Alteration is (1) undertaken in the ordinary course of business in accordance with the applicable provisions of this Agreement and the other Loan Documents and is not prohibited by any relevant REAs and the Leases and (2) shall not (unless provided for in the Annual Budget) involve costs and expenses in excess of $500,000; provided, that not withstanding the foregoing, any such Alteration of the structural aspects, the heating, ventilation and air conditioning systems (HVAC) and life safety components of any Individual Property shall require the prior written consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned).

Except for Material Alterations performed by Bank of America, N.A. pursuant to the BofA Lease that do not require the consent of Borrower (which Borrower shall provide notice to Lender and which shall be performed in accordance with BofA Lease), any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower shall deliver to Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor, prepared by such Independent Architect, as well as an Officer’s Certificate stating that such Alteration will involve an estimated cost of not more than the Threshold Amount for Alterations at the Property. Such plans and specifications may be revised at any time and from time to time by such Independent Architect provided that material revisions of such plans and specifications are filed with Lender, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.

Section 10.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Article X, no Material Alteration or Alteration which when aggregated with all other Alterations (other than Material Alterations) then being undertaken by Borrower (exclusive of Alterations being directly paid for by Tenants at the Property) exceeds the Threshold Amount, shall be performed by or on behalf of Borrower unless Borrower shall have delivered to Lender Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration or the Alterations minus the Threshold Amount (as set forth in the Independent Architect’s written estimate referred to above). In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of such security shall be reduced on any given date to the Independent Architect’s written estimate of the cost to complete the Material Alteration or the Alterations (including any retainages), free and clear of Liens, other than Permitted Encumbrances. Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and which are held by Lender in accordance with Section 6.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 6.2.

At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Independent Architect, setting forth in substance as follows:

(a) that the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required; and

(b) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent managers in the area where the Property is located).

For the purposes of this Section 10.3 only, Alterations and Material Alterations shall not include tenant improvement alterations, improvements, demolitions or removals undertaken pursuant to a Lease in which the costs thereof are being fully paid out of funds held by Lender in the Reserve Funds or Alterations by Bank of America, N.A. pursuant to the BofA Lease that are permitted to be undertaken by Bank of America, N.A. without the consent of Borrower.

XI. BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

11.1.1 Books and Records. Borrower shall keep and maintain on a Fiscal Year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall provide such other information necessary and sufficient to fairly represent the financial condition of Borrower and the Property.

Section 11.2 Financial Statements.

11.2.1 Monthly Reports. Not later than thirty (30) days following the end of each calendar month, Borrower will deliver, or will cause Manager to deliver, to Lender unaudited statements of revenue and expenses, internally prepared, in accordance with GAAP, consistently applied, for the twelve (12) month period then ended (but only including periods during which Borrower or an Affiliate of Borrower owned the Property). Such financial statements shall be accompanied by one or more Officer’s Certificates or a certificate executed by an officer of Manager certifying to the signer’s actual knowledge, (A) that such statements fairly represent, in all material respects, the financial condition and results of operations of Borrower in accordance with GAAP consistently applied, (B) that as of the date of such certificate, no Default exists under this Agreement or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (C) that as of the date of such certificate, no litigation exists involving Borrower, the Property or the Guarantor in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such statements of revenue and expenses shall contain such other information as shall be reasonably requested by Lender for purposes of the calculations to be made by Lender pursuant to the terms hereof. Schedule XIV attached hereto contains the form of monthly report that the Borrower shall deliver pursuant to this Section.

11.2.2 Quarterly Reports. Not later than sixty (60) days following the end of each fiscal quarter, Borrower shall deliver to Lender unaudited financial statements for Borrower and the Guarantor, internally prepared in accordance with GAAP, consistently applied, including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower and the Guarantor for such period and (iii) the Annual Budget for such period and the Fiscal Year and containing, if requested by Lender, a detailed explanation of any variances of five percent (5%) or more between the budgeted and actual amounts for such periods, all in form satisfactory to Lender. Borrower shall also deliver a projection of the real estate tax contribution of Bank of America, N.A. as additional rent under the BofA Lease during the immediately following fiscal quarter and a description of the Individual Properties to which such tax contribution relates. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and the Guarantor, (B) that as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, the Property or either Guarantor in which the amount involved is $500,000 (in the aggregate) or more and which potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Furthermore, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.29 are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. Schedule XIV attached hereto contains the form of quarterly report that the Borrower shall deliver pursuant to this Section.

11.2.3 Annual Reports. Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s and the Guarantor’s operations, Borrower shall deliver to Lender audited financial statements for Borrower and the Guarantor certified by an Independent Accountant in accordance with GAAP, covering the Property, Borrower and the Guarantor, including a balance sheet as of the end of such year and a statement of revenues and expenses for such year. Such annual financial statements shall also be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1. In connection therewith, Borrower shall also deliver statements of revenue and expenses for each Individual Property; provided such statements for each Individual Property need not be audited or certified or accompanied by, or referred to in, an Officer’s Certificate; and provided, further that, such Individual Property financial information may contain the following disclaimer: “The financial information contained herein was prepared by Borrower for internal purposes only, and no representation or warranty is given with respect to the accuracy or completeness of such information. No person is entitled to rely on any such information in connection with any extension of credit to the Borrower nor its decision to participate in the loan or any offering of securities related thereto.” Not later than fifteen (15) days after the filing thereof, Borrower shall deliver or cause to be delivered to Lender copies of all federal income tax returns filed by the Borrower or Guarantor. Schedule XIV attached hereto contains the form of statement of revenues and expenses that the Borrower shall deliver as part of the annual report pursuant to this Section.

11.2.4 Leasing Reports. Not later than sixty (60) days after the end of each fiscal quarter of Borrower’s operations, Borrower shall deliver to Lender a true and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of net rentable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.

11.2.5 Annual Budget. Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of each Fiscal Year in form reasonably satisfactory to Lender. Neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender (the Approved Annual Budget) without the prior written consent of Lender.

11.2.6 Notice of Certain Occurrences; Extraordinary Expenses. In addition to all other notices required to be given by Borrower hereunder, Borrower shall give notice to Lender promptly upon the occurrence of: (a) any litigation or proceeding affecting Borrower or the Property or any part thereof in which the amount involved is $500,000 (in the aggregate) or more and not covered by insurance or in which injunctive or similar relief is sought and likely to be obtained; and (b) a material adverse change in the business, operations, property or financial condition of Borrower or the Property. Furthermore, in the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed expense for Lender’s approval.

11.2.7 Reports in Connection with a Securitization. To the extent requested by Lender in connection with a Securitization, Borrower shall provide any financial information otherwise required to be provided to Lender on a periodic basis pursuant to this Article XI along with any additional or updated financial statements or financial, statistical or operating information, as Lender shall request. Such financial information shall be accompanied by an Officers Certificate certifying to the best of signer’s knowledge that such statements fairly represent the financial condition and results of operations of Borrower and, if applicable, the Guarantor; provided that any financial information related solely to an Individual Property will be subject to the conditions set forth in the third sentence of Section 11.2.3.

11.2.8 Other Information. Borrower shall, promptly after written request by Lender furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property.

11.2.9 Form of Reports. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

11.2.10 Disclosure of Financial Statements.

(a) Any revenue and expense information provided by Borrower to Lender pursuant to this Article XI on an Individual Property level basis shall not be included in any Disclosure Document utilized by Lender and its Affiliates (other than in connection with a private Securitization) nor provided to any investors in any Securitization (other than a private Securitization), it being understood that Individual Property occupancy levels based on rent rolls provided by Borrower and any information relating to Individual Properties that has been provided by parties other than the Borrower (which information may include, without limitation, appraised Individual Property values, square footage and Lender underwritten revenues and expenses) may be provided to such investors or disclosed in the applicable Disclosure Document utilized by Lender and its Affiliates in such non-private Securitization. Notwithstanding the foregoing, Borrower acknowledges that, in connection with a Securitization in which all or a portion of the Securities issued are issued privately (i.e. under Rule 144(a), Regulation D or Regulation S), all information provided pursuant to this Article XI, including, without limitation, any information provided by Borrower on an Individual Property level basis, may be disclosed to prospective investors in such privately issued Securities and in any Disclosure Document relating to the issuance of such privately issued Securities; provided, that any information with respect an Individual Property will be subject to the conditions set forth in the third sentence of Section 11.2.3 (it being understood and agreed that the Lender and its Affiliates shall not by virtue of such condition, have any obligation to include the disclaimer language in any Disclosure Document). Furthermore, any investors in such privately issued Securities may request, and shall be entitled to receive, any information that Lender is entitled to receive on a periodic basis pursuant to this Article XI on an ongoing basis. Notwithstanding the foregoing, Borrower acknowledges that any information provided by Borrower to Lender pursuant to this Article XI on an aggregate Property basis may be disclosed to any prospective investor at any time.

(b) Borrower acknowledges that all information that Lender is entitled to receive pursuant to this Article XI may, at Lender’s option, be delivered to the Rating Agencies.

XII. ENVIRONMENTAL MATTERS

Section 12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Lender (the Environmental Reports),

(i) Borrower has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property;

(ii) to the best of Borrower’s knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property;

(iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws;

(iv) no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and

(v) no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower.

Section 12.2 Covenants.

12.2.1 Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Lender that it shall comply in all material respects with all Environmental Laws. If at any time during the continuance of the Liens of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an Environmental Event), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an Environmental Certificate) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide Lender with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Property and Borrower with such Environmental Laws. If any Security Instrument is foreclosed, Borrower shall deliver the Property in material compliance with all applicable Environmental Laws.

12.2.2 Compliance with O&M Plan. Listed on Schedule VIII hereto are asbestos operations and maintenance programs for one or more of the Individual Properties (the O&M Program). Borrower agrees to use commercially reasonable efforts to implement each and every recommendation contained in the O&M Program within thirty (30) days after the Closing Date. Compliance with the O&M Program shall be considered a material covenant of this Agreement. On the first day of each calendar month during the term, Borrower shall deliver to Lender copies of all materials, reports, and data prepared or generated in connection with the O&M Program. In the event that any Alterations or tenant improvement work would involve the O&M Program, Borrower shall deliver Lender evidence of Borrower’s compliance with the O&M Program.

Section 12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Lender shall have the right to have its consultants perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower grants Lender, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender upon demand and shall be secured by the Liens of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to interfere with, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.

Section 12.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower and (e) any toxic mold contamination at or affecting any Individual Property; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (e) above did not occur (but need not have been discovered) prior to (1) the foreclosure of any Security Instrument, (2) the delivery by Borrower to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (3) Lender’s or its designee’s taking possession and control of the Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.

Section 12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Liens created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of any Security Instrument or conveyance in lieu of foreclosure.

XIII. THE GROUND LEASES

Section 13.1 Leasehold Representations, Warranties. Other than the Ground Leases and the leaseholds described on Schedule XII, the Property does not consist of a leasehold estate in whole or in part. Subject to the exceptions set forth on Schedule XI, Borrower hereby represents and warrants as follows with respect to the Ground Lease:

(a) The Ground Lease or a memorandum thereof, including all amendments and modifications thereto, or a separate agreement signed by the Ground Lessor has been duly recorded and by its terms permits the interest of the Borrower thereunder to be encumbered by the applicable Security Instrument and there has been no change in the terms of the Ground Lease since its recordation.

(b) The Ground Lease is not subject to any Liens or encumbrances other than the Security Instrument, subject to the Permitted Encumbrances, and the Ground Lease is prior to all Liens, charges and encumbrances on the fee interest of the Ground Lessor thereunder.

(c) The Ground Lease is valid and subsisting and is in full force and effect in accordance with its terms and no uncured default has occurred under the Ground Lease.

(d) The Security Instrument encumbering the Ground Lease conforms and complies with the Ground Lease, does not constitute a violation or default under the Ground Lease, and is and shall at all times constitute a valid Lien (subject only to Permitted Encumbrances) on the Borrower’s entire estate under the Ground Lease.

(e) All Ground Rent due and payable through and including the Closing Date has been paid.

(f) All terms, conditions, and agreements contained in the Ground Lease have been performed to the extent they apply to periods through and including the Closing Date.

(g) The Ground Lease grants any leasehold mortgagee standard protections necessary to protect the security of a leasehold mortgagee (including the right of the leasehold mortgagee to receive notice of lessee’s default under the Ground Lease, the right of the leasehold mortgagee, with adequate time, to cure such default and, in the case of incurable defaults of lessee, the right of the leasehold mortgagee to enter into a New Ground Lease with Ground Lessor on the same terms as the existing Ground Lease).

(h) The Ground Lease has an original term which extends not less than twenty (20) years beyond the term of the related Security Instrument.

(i) The Ground Lease requires the Ground Lessor to enter into a New Ground Lease upon the termination of the Ground Lease for any reason, including the rejection of a Ground Lease in bankruptcy.

Section 13.2 Cure by Lender. In the event of a default by Borrower in the performance of any of its obligations under Ground Lease, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, Lender may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of Borrower thereunder in the name of and on behalf of Borrower. Borrower shall, on demand, reimburse Lender for all advances made and expenses incurred by Lender in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to Lender.

Section 13.3 Option to Renew or Extend the Ground Leases. Borrower shall give Lender written notice of its intention not to exercise each and every option, if any, to renew or extend the term of the Ground Lease, at least thirty (30) days prior to the expiration of the time to exercise such option under the terms thereof. If required by Lender, Borrower shall duly exercise any renewal or extension option with respect to the Ground Lease if Lender reasonably determines that the exercise of such option is necessary to protect Lender’s security for the Loan. If Borrower intends to renew or extend the term of the Ground Lease, it shall deliver to Lender, with the notice of such decision, a copy of the notice of renewal or extension delivered to the applicable Fee Owner, together with the terms and conditions of such renewal or extension. If Borrower does not renew or extend the term of the Ground Lease, Lender may, at its option, exercise the option to renew or extend in the name of and on behalf of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of Borrower, all instruments and agreements necessary under the Ground Lease or otherwise to cause any renewal or extension of the Ground Lease.

Section 13.4 Ground Lease Covenants.

13.4.1 Waiver of Interest In New Ground Lease. In the event the Ground Lease shall be terminated by reason of a default thereunder by Borrower and Lender shall require from the applicable Fee Owner a new ground lease, Borrower hereby waives any right, title and interest in and to such new ground lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law.

13.4.2 No Election to Terminate. Borrower shall not elect to treat the Ground Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without Lender’s prior written consent in the event of any Fee Owner’s bankruptcy. Any such election made without Lender’s prior written consent shall be void. In addition, Borrower shall, in the event of any Fee Owner’s bankruptcy, reaffirm and ratify the legality, validity, binding effect and enforceability of the Ground Lease and shall remain in possession of the applicable Property and the applicable Leasehold Estate, notwithstanding any rejection thereof by such Fee Owner or any trustee, custodian or receiver.

13.4.3 Notice Prior to Rejection. Borrower shall give Lender not less than thirty (30) days prior written notice of the date on which Borrower shall apply to any court or other governmental authority for authority and permission to reject the Ground Lease in the event that there shall be filed by or against Borrower any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Borrower determines to reject the Ground Lease. Lender shall have the right, but not the obligation, to serve upon Borrower within such thirty (30) day period a notice stating that (i) Lender demands that Borrower assume and assign the Ground Lease to Lender subject to and in accordance with the Bankruptcy Code, and (ii) Lender covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults reasonably susceptible of being cured by Lender and of future performance under the Ground Lease. If Lender serves upon Borrower the notice described above, Borrower shall not seek to reject the Ground Lease and shall comply with the demand provided for clause (i) above within fifteen (15) days after the notice shall have been given by Lender.

13.4.4 Lender Right to Perform. During the continuance of an Event of Default, Lender shall have the right, but not the obligation, (i) to perform and comply with all obligations of Borrower under the Ground Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such actions as Lender deems necessary or desirable to prevent or cure any default by Borrower under the Ground Lease, including, without limitation, any act, deed, matter or thing whatsoever that Borrower may do in order to cure a default under the Ground Lease and (iii) to enter in and upon the Property or any part thereof to such extent and as often as Lender deems necessary or desirable in order to prevent or cure any default of Borrower under the Ground Lease. Borrower shall, within five (5) Business Days after written request is made therefor by Lender, execute and deliver to Lender or to any party designated by Lender, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Lender pursuant to this Section or as may otherwise be required by Lender.

13.4.5 Lender Attorney in Fact. In the event of any arbitration under or pursuant to the Ground Lease in which Lender elects to participate, Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise, during the continuance of an Event of Default, all right, title and interest of Borrower in connection with such arbitration, including, without limitation, the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Borrower and Lender. All costs and expenses incurred by Lender in connection with such arbitration and the settlement thereof shall be borne solely by Borrower, including, without limitation, attorneys’ fees and disbursements. Nothing contained in this Section shall obligate Lender to participate in any such arbitration.

13.4.6 No Defaults. Borrower shall not do, permit or suffer any event or omission as a result of which there could occur a default by the Borrower under the Ground Lease or any event which, with the giving of notice or the passage of time, or both, would constitute a default by the Borrower under the Ground Lease which could permit any party to the Ground Lease validly to terminate the Ground Lease (including, without limitation, a default in any payment obligation), and Borrower shall obtain the consent or approval of the applicable Fee Owner to the extent required pursuant to the terms of any Ground Lease.

13.4.7 No Modification. Borrower shall not cancel, terminate, surrender, modify or amend or in any way alter, surrender all or any portion of the Property, permit the alteration of any of the provisions of the Ground Lease or agree to any termination, amendment, modification or surrender of the Ground Lease in a manner that materially increases Borrower’s obligations or materially decreases Borrower’s rights without Lender’s prior written consent in each instance, which consent shall not be unreasonably withheld.

13.4.8 No Merger. Unless Lender shall otherwise consent, the fee title and the Leasehold Estate in the Property shall not merge but shall always be kept separate and distinct, notwithstanding the union on said estates either in the Ground Lessor or in Borrower, or in a third party, by purchase or otherwise.

13.4.9 Extension of Lien. Upon acquisition of the fee title or any other estate, title or interest in the Property, the Lien of the Security Instrument with respect to the

Ground Lease shall, automatically and without the necessity of execution of any other documents, attach to and cover and be a lien upon such other estate so acquired, such other estate shall be considered as mortgaged, assigned and conveyed to Lender and the Lien hereof spread to cover such estate with the same force and effect as though specifically herein mortgaged, assigned and conveyed. The provisions of Section 13.4.9 shall not apply if Lender acquires title to the Property unless Lender shall so elect.

13.4.10 Notices of Default. Borrower shall deliver to Lender copies of any notice of default by any party under the Ground Lease, or of any notice from any Fee Owner of its intention to terminate the Ground Lease or to re-enter and take possession of any portion of the Property, immediately upon delivery or receipt of such notice, as the case may be.

13.4.11 Delivery of Information. Borrower shall promptly furnish to Lender copies of such information and evidence as Lender may request concerning Borrower’s due observance, performance and compliance with the terms, covenants and conditions of the Ground Lease.

13.4.12 No Subordination. Borrower shall not consent to the subordination of the Ground Lease to any mortgage or other lease of the fee interest in any portion of the Property.

13.4.13 Further Assurances. Borrower, at its sole cost and expense, shall execute and deliver to Lender, within five (5) Business Days after request, such documents, instruments or agreements as may be required to permit Lender to cure any default under the Ground Lease.

13.4.14 Estoppel Certificates. Borrower shall use its commercially reasonable efforts to obtain and deliver to Lender within twenty (20) days after written demand by Lender but no more than once in any calendar year, an estoppel certificate from the Fee Owner setting forth (i) the name of the lessee and the lessor thereunder, (ii) that the Ground Lease is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (iii) the date to which all rental charges have been paid by the lessee under the Ground Lease, (iv) whether there are any alleged defaults of the lessee under the Ground Lease and, if there are, setting forth the nature thereof in reasonable detail, (v) if the lessee under the Ground Lease shall be in default, the default and (vi) such other matters as Lender shall reasonably request.

Section 13.5 Lender Right to Participate. Lender shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease by any Fee Owner as a result of a Fee Owner’s bankruptcy, including, without limitation, the right to file and prosecute any and all proofs of claims, complaints, notices and other documents in any case in respect of such Fee Owner under and pursuant to the Bankruptcy Code.

Section 13.6 No Liability. Lender shall have no liability or obligation under the Ground Lease by reason of its acceptance of the Security Instrument, this Agreement and the other Loan Documents. Lender shall be liable for the obligations of the lessee arising under the

Ground Lease for only that period of time during which Lender is in possession of the portion of the Property covered by the Ground Lease or has acquired, by foreclosure or otherwise, and is holding all of Borrower’s right, title and interest therein.

XIV. SECURITIZATION AND PARTICIPATION

Section 14.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that, subject to Article XV hereof, Lender may sell, transfer or assign all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the Securities) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a Securitization). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) (i) subject to Sections 11.2.3, 11.2.7 and 11.2.10 hereof, provide such financial and other information (but not projections) with respect to the Property, Borrower, Guarantor, Manager and Bank of America, N.A. to the extent such information is reasonably available to Borrower, Guarantor, or Manager and (ii) cooperate with the holder of the Note (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies together, if customary, with appropriate verification of and/or consents to such information, through letters of auditors or Opinions of Counsel of independent attorneys acceptable to Lender, prospective investors and the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Lender’s request, in connection with a Securitization, or hereafter provided by or on behalf of Borrower to Lender in connection with the Loan or a Securitization, being herein collectively called the Provided Information);

(b) deliver (i) an Additional Non-Consolidation Opinion and such other customary Opinions of Counsel as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies, including, without limitation, a so called “10b-5” opinion, and (ii) revised organizational documents for Borrower (which revised documents do not affect Borrower and its Affiliates in a material and adverse manner), which Opinions of Counsel and organizational documents shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(c) if requested by Lender, a Rating Agency or any prospective investor, provide estoppel certificates and other non-financial information and assurances in form and content satisfactory to Lender, the Rating Agencies and/or any prospective investor, as applicable, and such additional and updated non-financial information on the Properties, Borrower, and/or Guarantor as Lender, the Rating Agencies or any prospective investor may request;

(d) execute such amendments to the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies to effect the Securitization; provided that (i) such amendments will not increase Borrower’s obligations or decrease Borrower’s rights in any material respect or result in an increase in any monetary obligation of Borrower except as provided in Section 14.2) and (ii) to the extent that, pursuant to one or more Securitizations, Lender assigns portions of the Loan or issues participations in the Loan to more than five (5) Persons, Borrower and Lender shall cooperate to take all actions necessary to cause the Loan to be in registered form for purposes of Section 163(f) of the Code (including effecting appropriate modifications to the Loan or any Loan Document) unless Lender receives an opinion of counsel to the effect that the Loan is not a “registration-required obligation” for purposes of Section 163(f) of the Code, it being understood that (1) causing the Loan to be in registered form for purposes of Section 163(f) of the Code shall not be deemed to have a materially adverse economic effect to Borrower for purposes of this Section 14.1(d) and (2) for purposes of the aforementioned determination of five (5) Persons, multiple investors in Securities issued in connection with a single Securitization trust shall constitute one Person;

(e) if requested by Lender, review any information regarding the Properties, Borrower, American Financial Realty Trust, Guarantor, Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other Disclosure Document to be used by Lender or any affiliate thereof; and

(f) subject to Section 5.1.23, update and/or restate Officer’s Certificates, title insurance and other items originally delivered to Lender on the Closing Date or in connection with the closing of the Loan, as may be required by the Lender or the Rating Agencies.

Section 14.2 Loan Components; Uncross of Properties.

(a) Notwithstanding anything in this Agreement to the contrary (including Section 14.1 hereof but subject to Section 14.1(d)(ii) hereof), Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original Note or modify the original Note to reflect multiple components of the Loan or create one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers) or re-size the components of the Loan (each a Resizing Event); provided that the aggregated financial terms of the Loan immediately following the Resizing Event will be materially equivalent to the Loan immediately prior to the Resizing Event. Lender and Borrower agree that such new notes or modified note and mezzanine notes or re-sized components shall immediately after the Resizing Event have the same initial weighted average coupon as the original note prior to such Resizing Event, but that such new notes or modified note and mezzanine notes or re-sized components may, in connection with the application of principal to such new notes or modified note and mezzanine notes or re-sized components as a result of only (i) mandatory prepayments in connection with the receipt of Proceeds or (ii) the occurrence and during the continuation of an Event of Default, subsequently cause the weighted average coupon of such new notes or modified note and mezzanine notes or re-sized components to change and Lender may apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided that Lender agrees that any such application of principal as a result of voluntary prepayments in connection with a Property Release as provided in Section 2.3.1 shall not result in an adverse effect to Borrower. In connection with any Resizing Event, Borrower covenants and agrees to modify the Cash Management Agreement with respect to the newly created components and/or mezzanine loans.

(b) Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross any of the Properties (the Affected Property). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the portion of the Loan allocable to such Property (the Uncrossed Allocated Loan Amount) evidenced by a new note and secured by such other loan documents (collectively, the Uncrossed Note) having a principal amount equal to the Principal Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that such Uncrossed Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents, or (B) any other obligation of Borrower under the Loan Documents. In connection with the transfer of any such Affected Property as provided for in this Section 14.2(b), the Loan shall be reduced by an amount equal to amount of the Uncrossed Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the Uncrossed Note shall be in an amount equal to such Uncrossed Allocated Loan Amount. Subsequent to the release of the Affected Property from the Lien of the Security Instrument pursuant to this Section 14.2(b), the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Uncrossed Allocated Loan Amount of the Affected Property. At the request of Lender, Borrower shall otherwise cooperate with Lender in its attempt to satisfy all requirements necessary in order for Lender to obtain a Rating Confirmation, which requirements shall include, without limitation: (A) delivery of an Additional Non-Consolidation Opinion; and (B) the execution of such documents and instruments and delivery by Lender of such Opinions of Counsel as are typical for similar transactions, including, an Opinion of Counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to a REMIC, have been satisfied or have not otherwise been violated. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 14.2(b) (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a special purpose entity and the maintenance and operation of such special purpose entity) to be paid by Lender.

Section 14.3 Cooperation. Borrower shall, subject to Sections 11.2.7 and 11.2.10, (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property, (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property, and (iii) cooperate in any manner that may reasonably be requested by Lender in connection with a Securitization. Until the Obligations are paid in full, Borrower shall provide the Rating Agencies with all financial reports required hereunder and such other information as they shall reasonably request, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and to permit an annual surveillance of the implied credit rating of the Securities.

Section 14.4 Securitization Costs. All reasonable third party costs and expenses incurred by Borrower in connection with the Securitization of the Loan, the creation of separate notes or the bifurcation of the Loan (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower up to a maximum amount of $100,000.

Section 14.5 Securitization Indemnification.

14.5.1 Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus, prospectus supplement or private placement memorandum, public registration statement or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form (each, a Disclosure Document), and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the Securities Act) or the Securities and Exchange Act of 1934, as amended (the Exchange Act), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower shall reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender.

14.5.2 Indemnification Certificate. (a) In connection with each of (x) a preliminary and final private placement memorandum, or (y) a preliminary and final prospectus, as applicable, Borrower agrees to provide upon five (5) days prior written notice from Lender in connection with each Securitization, at Lender’s reasonable request, an indemnification certificate:

(i) certifying that (1) Borrower has carefully examined those portions of the applicable Disclosure Documents that relate to or include any Provided Information or any information regarding the Property, Borrower, Manager and/or the Loan) (the Relevant Portions) (except, in the case Borrower does not agree with statements therein, to the extent specified by Borrower in a written notice given to Lender a reasonable amount of time prior to the printing of the applicable Disclosure Document) do not, to the best knowledge of Borrower, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided that, any such certificate may explicitly state that Borrower is not certifying to the accuracy of any revenue and expense information on an Individual Property-by-Individual Property basis, and

(ii) indemnifying Lender, Deutsche Bank Securities, Inc., Bear Stearns Inc. and their respective Affiliates (collectively, DBS/BSI) that have prepared the Disclosure Document relating to the Securitization, each of their directors, each of their officers who have signed the Disclosure Document and each person or entity who controls DBS/BSI within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the DBS/BSI Group), and DBS/BSI together with the DBS/BSI Group, each of their respective directors and each person who controls DBS/BSI or the DBS/BSI Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the Underwriter Group) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the Liabilities) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions or arise out of or are based upon the omission to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading.

(b) Borrower’s liability under clause (a) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission made in a Disclosure Document in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the preparation of those portions of the Disclosure Document pertaining to Borrower, the Property as a whole or the Loan, including financial statements of Borrower and operating statements with respect to the Property (as a whole) and shall not include, in connection with any Disclosure Document relating to a private Securitization, Liabilities arising out of or based upon any such untrue statement or omission made in such Disclosure Document in reliance upon and in conformity with revenue and expense information relating solely to one or more Individual Properties and furnished to Lender by, or furnished at the direction and on behalf of, Borrower on an Individual Property-by-Individual Property basis to the extent Borrower had no actual knowledge of such untrue statement or omission at the time the certificate referred to in clause (a) above was delivered to Lender (it being understood that, in accordance with Section 11.2.10, any Disclosure Document relating to a non-private Securitization shall not include Borrower provided revenue and expense information on a Individual Property-by-Individual Property basis). This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for under clause (a) above shall be effective, valid and binding obligations of the indemnifying party, whether or not an indemnification agreement is provided.

(c) Promptly after receipt by an indemnified party under this Section 14.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 14.5 of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Section 14.5 is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Section 14.5, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the DBS/BSI Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

Section 14.6 Retention of Servicer. Lender reserves the right, at Borrower’s sole cost and expense, to retain the Servicer. Lender has advised Borrower that the Servicer initially retained by Lender shall be Orix Capital Markets Inc. Borrower shall pay any expenses of the Servicer and any fees and third party expenses of any special servicer (including, without limitation, reasonable attorneys fees and disbursement), and any servicing advances and interest thereon.

XV. ASSIGNMENTS AND PARTICIPATIONS

Section 15.1 Assignment and Acceptance. (a) Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. In the event of any such assignment by the initial two Persons comprising the Lender prior to a Securitization of the Loan, each such Person as a holder of rights and obligations under this Agreement and the other Loan Documents shall designate a single separate person to act as agent or lead lender on behalf of all the holders of the portion of the Loan originally held by such initial Lender on the Closing Date to exercise the rights of Lender under this Agreement and the other Loan Documents, and Borrower shall have no obligation to send notices to, or obtain consents or approvals from, any other person as “Lender” hereunder (i.e., Borrower shall interact with two Persons as agent and lead lender hereunder, shall be required to obtain the consent and approval of each such Person and shall send copies of notices, documents, reports and financial statements to each such Person). In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of the Note) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect. In connection with the initial Securitization of the Loan and from time to time thereafter, Lender and/or the assignees, as the case may be, shall designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower may rely (it being understood and agreed by the parties hereto that such agent may be required to obtain the consent or approval of other parties). Borrower shall not assign any portion of its rights and obligations under this Agreement and the other Loan Documents.

(b) Each Lender agrees that it has, independently and without reliance on the other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Liens of the Security Instrument and the other Loan Documents) delivered to or deposited with German American Capital Corporation and Bear Stearns Commercial Mortgage, Inc., as Lender, for which German American Capital Corporation and Bear Stearns Commercial Mortgage, Inc. shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

Section 15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.

Section 15.4 Register. Lender shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the principal amount of the Loan owing to each such assignee from time to time (the Register). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Borrower or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.

Section 15.5 Substitute Notes. Subject to Article XIV, upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in a form acceptable to Lender, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at Lender’s own expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax.

Section 15.6 Participations. Lender or any assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely.

Section 15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it.

Section 15.8 Security Interest in Favor of Federal Reserve Bank.

Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

XVI. RESERVE FUNDS

Section 16.1 Required Repairs.

16.1.1 Deposits. On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule V hereto to perform the Required Repairs for such Individual Property, which amount shall equal $2,886,577.70 in aggregate. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule V hereto (such repairs hereinafter referred to as Required Repairs). Borrower shall use commercially reasonable efforts to complete in an expeditious manner the Required Repairs. If, in the reasonable judgment of the Lender, (a) Borrower is not completing the Required Repairs at each Individual Property in an expeditious manner (giving due consideration to the obligation of Borrower to obtain the approval of Bank of America, N.A. under the BofA Lease with respect to such Required Repairs, if applicable), or (b) Borrower does not satisfy each condition contained in Section 16.1.2 hereof, then Lender, at its option, may withdraw all amounts in the Required Repair Fund and apply such funds to completion of the Required Repairs at the Property. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all amounts in the Required Repair Fund and apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Indebtedness in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply amounts in the Required Repair Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Amounts so deposited and the account in which such amounts are held shall hereinafter be referred to as Borrower’s Required Repair Fund.

16.1.2 Release of Required Repair Fund. Lender shall disburse to Borrower the amounts in the Required Repair Fund from time to time upon satisfaction by Borrower of each of the following conditions:

(a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid,

(b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured,

(c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the applicable Individual Property funded by prior disbursements have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (ii) identifying each Person that supplied or will supply materials or labor in connection with the Required Repairs performed or to be performed at such Individual Property and in each instance to be funded by the requested disbursement, and (iii) stating that all prior disbursements have been applied to pay each Person identified in a previous Officer’s Certificate, such Officers’ Certificate to be accompanied by evidence of payment satisfactory to Lender, and

(d) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement are being completed and are paid for or will be paid upon such disbursement to Borrower.

Lender shall not be required to make disbursements of the Required Repair Fund with respect to any Individual Property unless such requested disbursement is in an amount greater than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) (or a lesser amount if the total amount in the Required Repair Fund is less than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 16.1.2.

16.1.3 Letter of Credit. Borrower may, in substitution of the Required Repair Fund, provide Lender with a Letter of Credit in the amount required in Section 16.1.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Required Repair Fund pursuant to Section 16.1.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.2 Environmental Remediation.

16.2.1 Deposits. On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule IX hereto to perform the Environmental Remediation for such Individual Property, which amount shall equal $4,332,196.00 in the aggregate. Borrower shall perform the environmental remediation at the Property, as more particularly set forth on Schedule IX hereto (such repairs hereinafter referred to as the Environmental Remediation). Borrower shall use commercially reasonable efforts to complete in an expeditious manner the Environmental Remediation. If, in the reasonable judgment of the Lender, (a) Borrower is not completing the Environmental Remediation at each Individual Property in an expeditious manner (giving due consideration to the obligation of Borrower to obtain the approval of Bank of America, N.A. under the BofA Lease with respect to such Environmental Remediation, if applicable), or (b) Borrower does not satisfy each condition contained in Section 16.2.2 hereof, then Lender, at its option, may withdraw all amounts in the Environmental Remediation Reserve Fund and apply such funds to completion of the Environmental Remediation at the Property. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all amounts in the Environmental Remediation Reserve Fund and apply such funds either to completion of the Environmental Remediation at one or more of the Properties or toward payment of the Indebtedness in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply amounts in the Environmental Remediation Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Amounts so deposited and the account in which such amounts are held shall hereinafter be referred to as Borrower’s Environmental Remediation Reserve Fund.

16.2.2 Release of Environmental Remediation Reserve Fund.

(a) Lender shall disburse to Borrower the amounts in the Environmental Remediation Reserve Fund from such account from time to time upon satisfaction by Borrower of each of the following conditions:

(i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment to be made and specifies the Environmental Remediation to be paid,

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured,

(iii) Lender shall have received an Officers’ Certificate (x) stating that all Environmental Remediation at the applicable Individual Property funded by prior disbursements has been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (y) identifying each Person that supplied or will supply materials or labor in connection with the Environmental Remediation performed or to be performed at such Individual Property and in each instance to be funded by the requested disbursement, and (z) stating that all prior disbursements have been applied to pay each Person identified in a previous Officer’s Certificate, such Officers’ Certificate to be accompanied by other evidence of payment satisfactory to Lender, and

(iv) Lender shall have received such other evidence as Lender shall reasonably request that the Environmental Remediation at such Individual Property to be funded by the requested disbursement is being completed and is paid for or will be paid upon such disbursement to Borrower.

Lender shall not be required to make disbursements from the Environmental Remediation Reserve Fund with respect to any Individual Property unless such requested disbursement is in an amount greater than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) (or a lesser amount if the total amount in the Environmental Remediation Reserve Fund for such Individual Property as set forth on Schedule IX is less than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 16.2.2. In addition, Lender shall not be required to make aggregate disbursements from the Environmental Remediation Reserve Fund with respect to an Individual Property in excess of the amount set forth on Schedule IX for such Individual Property.

(b) Lender shall disburse to Borrower the balance of the undisbursed amount in the Environmental Remediation Reserve Fund for an Individual Property set forth on Schedule IX upon the satisfaction by Borrower of each of the following conditions, or, in the case of a disbursement contemplated by clause (c)(iii) below, the entire undisbursed amount less such amount as reasonably determined by Lender for the costs of any ongoing monitoring required in connection with such completion:

(i) Borrower shall submit a written request for a payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment to be made and specifies the Environmental Remediation to be paid,

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured and

(iii) Lender shall have received one of the following:

(x) an Officer’s Certificate stating that the Individual Property has been released from the Lien hereunder in accordance with the terms hereof;

(y) an environmental indemnity from Bank of America, N.A. in form and substance satisfactory to Lender or

(z) an Officer’s Certificate (1) stating that all Environmental Remediation at the applicable Individual Property has been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (2) identifying each person that supplied materials or labor in connection with the Environmental Remediation preformed at such Individual Property and (3) accompanied by evidence of such completion satisfactory to Lender.

(c) Lender shall disburse to Borrower the amount set forth in clause (iii)(y) below from the Environmental Remediation Reserve Fund from time to time upon satisfaction by Borrower of each of the following conditions:

(i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment to be made,

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of default shall exist and remain uncured, and

(iii) Lender shall have received an Officer’s Certificate (x) stating that the Borrower has received an updated estimate of the Environmental Remediation to be completed at an Individual Property and attaching thereto the updated revised estimate of the environmental remediation at the applicable property and (y) setting forth the amount to be disbursed as a calculation of the difference between the amount set forth on Schedule IX with respect to the applicable Individual Property, as such amount has been reduced pursuant thereto from time to time, and 125% of the amount set forth on the revised estimate.

16.2.3 Letter of Credit. Borrower may, in substitution of the Environmental Remediation Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.2.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Environmental Remediation Reserve Account pursuant to Section 16.2.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.3 Tax, Insurance and Other Charges Funds.

16.3.1 Tax Escrow Fund. On the Closing Date Borrower shall deposit in the Tax Escrow Fund $1,206,011. Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of the Impositions that Lender estimates will be payable during the ensuing twelve

(12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least thirty (30) days prior to their respective due dates (other than such Impositions payable by Bank of America, N.A. pursuant to the BofA Lease, provided Bank of America N.A. is not in default of its obligations to pay same pursuant to the BofA Lease) (said amounts and the account in which such amounts are held hereinafter called the Tax Escrow Fund). Lender will apply the Tax Escrow Fund to payments of Impositions required to be made by Borrower pursuant hereto and under the Security Instruments. In making any payment relating to the Tax Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Impositions), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Escrow Fund shall exceed the amounts due for Impositions pursuant hereto, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Escrow Fund. Any amount remaining in the Tax Escrow Fund after the Indebtedness has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax Escrow Fund is not or will not be sufficient to pay Impositions by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Impositions.

16.3.2 Insurance Escrow Fund. On the Closing Date Borrower shall deposit in the Insurance Escrow Fund $902,236.50. Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the insurance policies required to be maintained pursuant to this Agreement upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of such insurance policies (other than such Insurance Premiums payable by Bank of America, N.A. pursuant to the BofA Lease, provided Bank of America N.A. is not in default of its obligations to pay same pursuant to the BofA Lease) (said amounts and the account in which such amounts are held hereinafter called the Insurance Escrow Fund). Lender will apply the Insurance Escrow Fund to payments of Insurance Premiums required to be made by Borrower pursuant hereto and under the Security Instruments. In making any payment relating to the Insurance Escrow Fund, Lender may do so according to any insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Insurance Escrow Fund shall exceed the amounts due for Insurance Premiums pursuant hereto, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Escrow Fund. Any amount remaining in the Insurance Escrow Fund after the Indebtedness has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Insurance Escrow Fund is not or will not be sufficient to pay Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the insurance policies.

16.3.3 Other Charges Escrow Fund. On the Closing Date Borrower shall deposit in the Other Charges Escrow Fund $27,449.64. Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of the Other Charges that Lender estimates will be payable during the ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Other Charges at least thirty (30) days prior to their respective due dates (other than such Other Charges payable by Bank of America, N.A. pursuant to the BofA Lease, provided Bank of America N.A. is not in default of its obligations to pay same pursuant to the BofA Lease) (said amounts and the account in which such amounts are held hereinafter called the Other Charges Escrow Fund). Lender will apply the Other Charges Escrow Fund to payments of Other Charges required to be made by Borrower pursuant hereto and under the Security Instruments. In making any payment relating to the Other Charges Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Other Charges), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Other Charges Escrow Fund shall exceed the amounts due for Other Charges pursuant hereto, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Other Charges Escrow Fund. Any amount remaining in the Other Charges Escrow Fund after the Indebtedness has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Other Charges Escrow Fund is not or will not be sufficient to pay Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Other Charges.

Section 16.4 Replacements and Replacement Reserve.

16.4.1 Replacement Reserve Fund. On the Closing Date Borrower shall deposit in the Replacement Reserve Fund $26,538.18. Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of an annual amount equal to $0.20 per rentable square foot (excluding any such rentable square footage leased to Bank of America, N.A. pursuant to the BofA Lease, provided Bank of America N.A. is not in default of its obligations to pay same pursuant to the BofA Lease) (the Replacement Reserve Monthly Deposit) reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Properties during the calendar year (collectively, the Replacements). Amounts so deposited and the account in which such amounts are held shall hereinafter be referred to as Borrower’s Replacement Reserve Fund. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property. Any amount held in the Replacement Reserve Fund and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserve Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.3 hereof.

16.4.2 Disbursements from Replacement Reserve Fund. (a) Lender shall make disbursements from the Replacement Reserve Fund to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Fund to reimburse Borrower for the costs of routine maintenance to an Individual Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund, the Vacant B Space Rollover Reserve Fund or Rollover Reserve Fund.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 16.4.2, disburse to Borrower amounts from the Replacement Reserve Fund necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 16.4.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Fund if a Default or an Event of Default exists and is continuing.

(c) Each request for disbursement from the Replacement Reserve Fund shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 16.4.2(e) hereof, each request for disbursement from the Replacement Reserve Fund shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Fund or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Fund. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable

Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) and (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, a request for reimbursement from the Replacement Reserve Fund may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Fund are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Fund more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00).

16.4.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with the condition and repair such retail banking property was in on the Closing Date, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Subject to the rights of Bank of America, N.A. under the BofA Lease, Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with Replacements in excess of $300,000 for any Individual Property. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its reasonable discretion that any Replacement in excess of $300,000 for any Individual Property is not being performed in a workmanlike or timely manner or that such Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option, upon not less than thirty (30) days prior written notice to the Borrower, to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 16.4.3(c) above, with respect to any Replacements that are life safety items, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments.

(e) Nothing in this Section 16.4.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 16.4.3 to enter onto each Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, and to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 16.4.3(f).

(g) With respect to Replacements in excess of $300,000 for any Individual Property, Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Fund in order to verify completion of the Replacements for which reimbursement or payment is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement or payment of any amounts from the Replacement Reserve Fund. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

16.4.4 Failure to Make Replacements. (a) Upon the occurrence of an Event of Default which results from Borrower’s failure to comply in any material respect with any provision of this Section 16.4, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 16.4.3, or for any other repair or replacement to any Individual Property or toward payment of the Indebtedness in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Indebtedness or in any specific order or priority.

16.4.5 Balance in the Replacement Reserve Fund. The insufficiency of any balance in the Replacement Reserve Fund shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

16.4.6 Letter of Credit. Borrower may, in substitution of the Replacement Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.4.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Replacement Reserve Fund pursuant to Section 16.4.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.5 Vacant B Space Rollover Reserve.

16.5.1 Deposits to Vacant B Space Rollover Reserve Fund. On the Closing Date, Borrower shall deposit in the Vacant B Space Rollover Reserve Fund, $3,890,301, which amount represents $6.75 per square foot of Vacant B Space as of the Closing Date. In the event the Borrower leases any Vacant B Space at an Individual Property for which any portion of the funds deposited into the Vacant B Space Rollover Reserve Fund pursuant to the preceding sentence remains on deposit therein, then, upon the related tenant taking occupancy of the applicable Vacant B Space, commencing the payment of rent and delivering an estoppel certificate acceptable to the Lender, the Borrower may request that such unspent funds be transferred to the Rollover Reserve Fund. Provided no Event of Default shall have occurred and be continuing, in the event the Borrower obtains a Property Release of an Individual Property for which any portion of the funds deposited into the Vacant B Space Rollover Reserve Fund pursuant to the second preceding sentence remains on deposit therein, then, at the time of such Property Release the Borrower may request that such unspent funds be distributed to the Borrower. Amounts shall be deposited with and held by Lender in the Vacant B Space Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred following the date hereof in connection with the Vacant B Space. Amounts so deposited and the account in which such amounts are held shall hereinafter be referred to as the Vacant B Space Rollover Reserve Fund.

16.5.2 Withdrawal of Vacant B Space Rollover Reserve Funds. Provided no Event of Default shall have occurred and be continuing, Lender shall make disbursements from the Vacant B Space Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower; provided that Lender shall not be obligated to make disbursements for any tenant improvements that constitute capital improvements. All such expenses shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Properties at Borrower’s expense prior to making a disbursement in order to verify completion of improvements for which reimbursement is sought.

16.5.3 Letter of Credit. Borrower may, in substitution of the Vacant B Space Rollover Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.5.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Vacant B Space Rollover Reserve Fund pursuant to Section 16.5.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.6 Rollover Reserve.

16.6.1 Deposits to Rollover Reserve Fund. On the Closing Date, Borrower shall deposit in the Rollover Reserve Fund $2,125,000. Borrower shall pay to Lender on each Payment Date for deposit into the Rollover Reserve Fund $125,000 until the amount on deposit in the Rollover Reserve Fund equals $9,500,000.00 (the Rollover Reserve Fund Cap) for the initial time. After the funds on deposit in the Rollover Reserve Fund equal the Rollover Reserve Fund Cap for the initial time, Borrower shall pay to Lender on each Payment Date for deposit into the Rollover Reserve Fund an amount, if any, equal to the lesser of (A) $125,000 and (B) the amount, if any, needed to cause the amount on deposit in the Rollover Reserve Fund to equal the Rollover Reserve Fund Cap. Any funds transferred from the Vacant B Space Rollover Reserve Fund to the Rollover Reserve Fund pursuant to Section 16.5.1 shall count as funds on deposit in the Rollover Reserve Fund for purposes of the determination of the payment obligation described in the immediately preceding two sentences. In the event the Borrower leases any rollover space at an Individual Property after the expiration of the related tenant lease (which rollover space is not subject to the BofA Lease) pursuant to a lease for five (5) years or more on terms acceptable to and approved by Lender, then the Lender shall distribute to the Borrower from the funds on deposit in the Rollover Reserve Fund an amount equal to (i) the product of $6.75 multiplied by the rentable square footage covered by the new lease minus (ii) any tenant improvement costs and leasing commissions incurred by Borrower in connection with leasing such space; provided, that notwithstanding such release of funds from the Rollover Reserve Fund, the amount of funds required to be deposited therein on each Payment Date as described above shall not be affected. In the event the Borrower leases any rollover space at an Individual Property after the expiration of the related tenant lease (which rollover space is not subject to the BofA Lease) pursuant to a lease which is for a term at least coterminous with the Loan (or later) to a Tenant that is rated at least “BBB” (or the equivalent) by S&P, Fitch and Moody’s and is otherwise on terms acceptable to and approved by Lender, then the Rollover Reserve Fund Cap shall be reduced by an amount equal to the product of (x) the then current Rollover Reserve Fund Cap (i.e. initially $9,500,000.00, subject to any reductions pursuant to this sentence) multiplied by (y) a fraction expressed as a percentage the numerator of which is the rentable square footage covered by the applicable lease and the denominator of which is 515,161 (i.e. the total square footage of space at the Property (excluding the space occupied by Bank of America, N.A. under the BofA Lease) which has Tenant leases that expire during the term of the Loan). Amounts shall be deposited with and held by Lender in the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred following the date hereof in connection with tenant leases that expire during the term of the Loan. Amounts so deposited and the account in which such amounts are held shall hereinafter be referred to as the Rollover Reserve Fund.

16.6.2 Withdrawal of Rollover Reserve Funds. Provided no Event of Default has occurred and is continuing, Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower; provided that Lender shall not be obligated to make disbursements for any tenant improvements that constitute capital improvements. All such expenses shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Properties at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought. All earnings or interest on the Rollover Reserve Fund shall be and become part of such Rollover Reserve Fund and shall be controlled by Lender and disbursed as provided in this Section 16.

16.6.3 Letter of Credit. Borrower may, in substitution of the Rollover Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.6.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Rollover Reserve Fund pursuant to Section 16.6.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.7 BofA Reserve.

16.7.1 Deposits to BofA Reserve Fund. On the Closing Date, Borrower shall deposit in the BofA Reserve Fund $6,992,355.00, which amount represents three months of Basic Annual Rent (as such term is defined in the BofA Lease) due under the BofA Lease. Such amounts shall be deposited with and held by Lender for debt service payments on the Loan in the event the amounts on deposit in the Cash Management Account are insufficient on a Payment Date to make such payments. Amounts so deposited shall hereinafter be referred to as the BofA Reserve Fund.

16.7.2 Withdrawal of BofA Reserve Funds. Lender shall make disbursements from the BofA Reserve Fund to make required debt service payments on the Loan in the event the amounts on deposit in the Cash Management Account are insufficient on a Payment Date to make such payments. Lender may make such disbursements from the BofA Reserve Fund in its sole discretion. In the event Lender makes such a disbursement from the BofA Reserve Fund (or corresponding Letter of Credit), Borrower shall replenish the amount so disbursed within five (5) Business Days of such disbursement. All earnings or interest on the BofA Reserve Fund shall be and become part of such BofA Reserve Fund and shall be controlled by Lender and disbursed as provided in this Section 16.

16.7.3 Letter of Credit. Borrower may, in substitution of the BofA Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.7.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the BofA Reserve Fund pursuant to Section 16.7.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.8 Debt Service Reserve Fund.

16.8.1 Deposits to the Debt Service Reserve Fund. On the Closing Date, Borrower shall deposit in the Debt Service Reserve Fund $525,167.00, which amount represents the then-current Debt Service payment. On the June 2005 Payment Date, Borrower shall deposit into the Debt Service Reserve Fund an amount equal to the amount by which the Monthly Debt Service Payment Amount for the July 2005 Payment Date exceeds the amount then on deposit in the Debt Service Reserve Fund. Such amounts shall be deposited with and held by Lender for debt service payments on the Loan in the event the amount on deposit in the Cash Management Account is insufficient on a Payment Date to make such payments. Amounts so deposited shall hereinafter be referred to as the Debt Service Reserve Fund.

16.8.2 Withdrawals from the Debt Service Reserve Fund. Lender shall make disbursements from the Debt Service Reserve Fund to make required debt service payments on the Loan in the event the amount on deposit in the Cash Management Account is insufficient on a Payment Date to make such payments. Lender may make such disbursements from the Debt Service Reserve Fund in its sole discretion. In the event Lender makes such a disbursement from the Debt Service Reserve Fund (or corresponding Letter of Credit), Borrower shall replenish the amount so disbursed by depositing in the Debt Service Reserve Fund (or replenishing the corresponding Letter of Credit) the amount, if any, by which the Monthly Debt Service Payment Amount exceeds the amount then on deposit in the Debt Service Reserve Fund within five (5) Business Days of such disbursement. All earnings or interest on the Debt Service Reserve Fund shall be and become part of such Debt Service Reserve Fund and shall be controlled by Lender and disbursed as provided in this Section 16.

16.8.3 Letter of Credit. Borrower may, in substitution of the Debt Service Reserve Fund, provide Lender with a Letter of Credit in the amount required in Section 16.9.1 above. In the event Borrower satisfies the conditions for the disbursement of amounts in the Debt Service Reserve Account pursuant to Section 16.9.2 above, Borrower shall be entitled to a corresponding reduction of the amount of the Letter of Credit.

Section 16.9 Reserve Funds, Generally. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Indebtedness. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Indebtedness. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Indebtedness in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other funds of the Borrower held by Lender. The Reserve Funds shall be held in one or more Eligible Accounts at the Cash Management Bank in accordance with the terms and provisions of the Cash Management Agreement. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 16.10 Letter of Credit.

(a) At any time Borrower may substitute for the funds then required to be on deposit in each of the Required Repair Fund, Environmental Remediation Reserve Fund, Vacant B Space Rollover Reserve Fund, Rollover Reserve Fund, BofA Reserve Fund and Debt Service Fund one or more Letters of Credit, each in an amount equal to the amount of funds then required to be on deposit in the Reserve Fund for which Borrower desires to substitute a Letter of Credit. After the occurrence and during the continuance of an Event of Default, Lender may make draws of amounts then required to be available under each Letter of Credit to repay the Indebtedness. Each Letter of Credit delivered to the Lender or its assigns by the Borrower shall be received and held by such Person in trust for the benefit of the Lender as security for the Loan. If a Letter of Credit is delivered and Borrower subsequently in lieu thereof deposits funds in an amount equal to the amount of funds then required to be on deposit in a Reserve Fund into the applicable Reserve Fund, then upon request of Borrower, Lender shall thereupon return to Borrower the original Letter of Credit relating to such Reserve Fund. If a Letter of Credit is delivered and subsequently the amount of funds then required to be on deposit in a Reserve Fund decreases, then upon request of Borrower and delivery by Borrower of a replacement Letter of Credit reflecting such decreased amount, Lender shall thereupon return to Borrower the original Letter of Credit relating to such Reserve Fund.

(b) As of any date of determination until the expiration of a Letter of Credit, the maximum amount available to be drawn thereunder shall equal the initial amount thereof less any amounts drawn thereunder in accordance with the terms hereof. The amount of each such Letter of Credit shall not be reinstated after any withdrawal or reduction in the amount available. The Guarantor shall be responsible for the payment of all fees incurred in maintaining a Letter of Credit and the issuer of any such Letter of Credit shall not have any interest in the Property. No draw under a Letter of Credit may exceed the stated amount of such Letter of Credit at the time of such draw. On a semi-annual basis until the expiration of the Letter of Credit, the Borrower shall calculate the amount available under any Letter of Credit, shall confirm such amount with each Letter of Credit Provider and shall notify the Lender of such amounts.

(c) Not later than thirty days prior to the stated expiration date of each Letter of Credit (if such Letter of Credit is due to expire prior to the LC Expiration Date), such Letter of Credit shall be renewed to the extent funds are available thereunder for the succeeding twelve month period by notice given by the Letter of Credit Provider. If the Letter of Credit is not so

renewed on or prior to such date, not later than twenty (20) days prior to the effective date of the termination of such Letter of Credit, the Lender or its assigns shall draw the entire amount then available under such Letter of Credit in accordance with the terms thereof and deposit such amount in the corresponding Reserve Fund, unless there is delivered to the Lender a replacement letter of credit therefor or alternative form of credit enhancement acceptable to the Lender and the Rating Agencies (if the Loan has been included in a Securitization). In addition, if at any time the Letter of Credit Provider ceases to be an Approved Bank, the Borrower or the Lender (to the extent either party has knowledge of the foregoing) shall notify the other in writing that the Letter of Credit Provider has ceased to be an Approved Bank. In such event, the Lender shall draw the entire amount then available to be drawn under the applicable Letter of Credit, unless there is delivered to the Lender a replacement letter of credit or alternative form of credit enhancement acceptable to the Lender and the Rating Agencies (if the Loan has been included in a Securitization) within twenty (20) days after the delivery of such written notice. The amount so drawn shall be deposited in the corresponding Reserve Fund.

(d) The Borrower shall take all action requested by the Lender to enforce its rights under any Letter of Credit in the event of a default by the Letter of Credit Provider and shall not waive, amend or otherwise modify any of its rights thereunder. The Borrower shall, at any time, if in the Lender’s reasonable judgment such action is necessary in order to maintain the ratings from the Rating Agencies if the Loan has been included in a Securitization, modify this Section 16.10 or extend any Letter of Credit or obtain another letter of credit or similar form of credit enhancement providing a source of funds on terms substantially similar to those provided by such Letter of Credit.

XVII. DEFAULTS

Section 17.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an Event of Default):

(i) if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest or principal due under the Note is not paid in full on the applicable Payment Date, (C) the Liquidated Damages Amount is not paid when due, (D) any deposit to the Lockbox Account is not made on the required deposit date therefor, (E) any prepayment is not made on the Prepayment Date set forth in the related Prepayment Notice, or (F) except as to any amount included in (A), (B), (C), (D) and/or (E) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for five (5) calendar days after Lender delivers written notice thereof to Borrower;

(ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;

(iii) if the insurance policies required by Section 6.1 are not kept in full force and effect, or if certificates evidencing such insurance policies are not delivered to Lender within thirty (30) days of the effective date of such insurance policies;

(iv) if, except as permitted pursuant to Article VII or VIII, (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Borrower or Guarantor, (c) any Lien or encumbrance on all or any portion of the Property, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower or Guarantor, (e) any merger, consolidation or reorganization of Borrower, First States Group, L.P. or American Financial Realty Trust, or (f) the filing of a declaration of condominium with respect to any Individual Property;

(v) if any representation or warranty made by Borrower herein or by Borrower, Guarantor or any Affiliate of Borrower in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower or Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.l) which specifically contains a notice requirement or grace period, if Borrower or either Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(x) if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi) if Borrower shall fail to comply with any covenants set forth in Section 5.1.4, Section 5.2.9 and Section 5.2.20;

(xii) except as provided clause (xi) above, if Borrower shall fail to comply with any covenants set forth in Article V, Article XI or Article XIV with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xiii) if Borrower shall fail to comply with any covenants set forth in Section 4 of the Security Instrument with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xiv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);

(xv) if there shall occur any default by Borrower, as lessee under any Ground Lease, in the observance or performance of any term, covenant or condition of any Ground Lease on the part of Borrower to be observed or performed, and said default is not cured prior to the expiration of any applicable grace or cure period therein provided and would allow the Lessor thereunder to terminate such Ground Lease, or if any one or more of the events referred to in any Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the applicable Fee Owner under such Ground Lease or if any Leasehold Estate shall be surrendered or any Ground Lease shall be lawfully terminated or cancelled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered or amended in contradiction of the provisions of Article XIII without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed;

(xvi) if the Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;

(xvii) if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects any Individual Property, the default of which shall have a Material Adverse Effect;

(xviii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xvii) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi), (vii) or (viii) above) Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections(a)(vi), (vii) or (viii) above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.

Section 17.2 Remedies.

(a) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:

(i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;

(ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, the Account Collateral, and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

Section 17.3 Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement and the Loan Documents shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any Guarantor or to impair any remedy, right or power consequent thereon.

Section 17.4 Costs of Collection. In the event that after an Event of Default: (i) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

XVIII. SPECIAL PROVISIONS

Section 18.1 Exculpation.

18.1.1 Exculpated Parties. The Loan shall be fully recourse to Borrower. Except as set forth in the Recourse Guaranty and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iii) any direct or indirect partner, member, principal, officer, director, controlling person, beneficiary, trustee, advisor, shareholder, employee, agent of any Persons described in clauses (i) or (ii) above (collectively, the Exculpated Parties) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Note or any other Loan Document.

XIX. MISCELLANEOUS

Section 19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.

Section 19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 19.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL

BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought (and, if a Securitization shall have occurred, a Rating Agency Confirmation is obtained), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	German American Capital Corporation 60 Wall Street, 10th Floor New York New York 10005
	Attention:	Chris Tognola
and General Counsel
	Telecopy No.:	(212) 250-4542
	Confirmation No.:	(212) 797-4487

Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
	Attention:	J. Christopher Hoeffel
	Telecopy No.:	(212) 272-7047
	Confirmation No.:	(212) 272-7918

With a copy to:	Orix Capital Markets Inc.
1717 Main Street
Dallas, Texas 75201
	Attention:	Daniel K. Olsen
	Telecopy No.:	(214) 237-2018
	Confirmation No.	(214) 237-2190

With a copy to:	Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Brian Krisberg, Esq.
	Telecopy No.:	(212) 839-5599
	Confirmation No.:	(212) 839-5300

If to Borrower:	First States Investors 5200, LLC
c/o First States Group, L.P.
1725 The Fairway
Jenkintown, Pennsylvania 19046
	Attention:	Edward J. Matey Jr.
	Telecopy No.:	(215) 887-9856
	Confirmation No.:	(215) 887-2280

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
	Attention:	Patricia F. Brennan
	Telecopy No.:	(212) 309-6814
	Confirmation No.:	(212) 309-6273

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited in the United States mail as required above or (iv) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

Section 19.7 TRIAL BY JURY. BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

Section 19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law,

but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 19.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 19.12 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with:

(i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement);

(ii) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date;

(iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents;

(iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement;

(v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents (including, without limitation, all such fees and expenses incurred by the Lender in connection with the exercise of the Lender’s right to adjust the Allocated Loan Amounts as described in the definition of “Allocated Loan Amount”);

(vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan;

(vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings;

(viii) procuring insurance policies pursuant to Section 6.1.11; and

(ix) the Securitization of the Loan.

Notwithstanding anything in this Agreement to the contrary, Borrower shall not be required to pay aggregate expenses related to the Securitization of the Loan, the creation of separate notes or the bifurcation of the Loan pursuant to Section 14.1 and Section 14.2 in excess of $100,000. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or the Cash Management Account.

(b) Subject to the non-recourse provisions of Section 18.1, Borrower shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the Indemnified Parties) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of any Security Instrument, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Property):

(1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom,

(2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any appurtenances thereto,

(3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim,

(4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease or REA within the applicable notice or grace periods,

(5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof,

(6) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees,

(7) any contest referred to in Section 7.3 hereof,

(8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, or

(9) the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law.

Any amounts the Indemnified Parties are legally entitled to receive under this Section 19.12 which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided further that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section 19.12 with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.

Section 19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

Section 19.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 19.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender, provided that Lender’s approval shall not be required in connection with any required Securities and Exchange Commission filings by Borrower or Guarantor or in any prospectus or offering materials filed therewith and provided to third parties.

Section 19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 19.19 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

Section 19.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 19.23 VCOC. At any time following the creation of a mezzanine loan pursuant to Section 14.2 of this Agreement, upon the request of Lender or any of Lender’s successors, assigns or participants in the Loan, the management of Borrower shall consult with Lender or any of Lender’s successors, assigns or participants on significant business issues relating to the operation of the Property and make itself available quarterly either personally or by telephone at mutually agreeable times for such consultation. The aforementioned consultation rights are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

FIRST STATES INVESTORS 5200, LLC,
a Delaware limited liability company

By:
Name:	Sonya A. Huffman
Title:	Vice President

LENDERS:

GERMAN AMERICAN CAPITAL CORPORATION,
a Maryland corporation

By:
Name:	Christopher E. Tognola
Title:	Vice President

By:
Name:
Title:

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,
a New York corporation

By:
Name:
Title:

COMMONWEALTH OF PENNSYLVANIA	)
) ss.
COUNTY OF PHILADELPHIA	)

On the      day of                      in the year 2005 before me, the undersigned, a notary public in and for said state, personally appeared Sonya A. Huffman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal]	My commission expires:

SCHEDULE I

REQUIRED TENANT ESTOPPEL CERTIFICATES

SCHEDULE II

PROPERTY, ALLOCATED LOAN AMOUNTS, AND VACANT B SPACE

SCHEDULE III

LITIGATION SCHEDULE

None

SCHEDULE IV

REA SCHEDULE

SCHEDULE V

REQUIRED DEFERRED MAINTENANCE

SCHEDULE VI

GROUND LEASES

SCHEDULE VII

BORROWER ORGANIZATIONAL STRUCTURE

SCHEDULE VIII

O&M PROGRAMS

To be provided

SCHEDULE IX

REQUIRED ENVIRONMENTAL REMEDIATION

SCHEDULE X

RENT ROLL

SCHEDULE XI

EXCEPTIONS TO GROUND LEASE REPRESENTATIONS AND WARRANTIES

None.

SCHEDULE XII

ADDITIONAL LEASE SCHEDULE

SCHEDULE XIII

WAREHOUSE FINANCING DOCUMENTS AND NON-FINANCED PROPERTY

ACQUISITION AND CONVEYANCE DOCUMENTS

SCHEDULE XIV

SAMPLE MONTHLY REPORT, QUARTERLY REPORT AND ANNUAL REPORT